EXHIBIT 4.37

DATED 30 NOVEMBER 2018

(1) SCORPIO BULKERS INC.

(2) PACIFIC GREEN MARINE TECHNOLOGIES INC.

AGREEMENT TO SUPPLY THE ENVI-MARINE™ SYSTEM TO UP TO 46 VESSELS

THIS AGREEMENT IS MADE THIS DAY ON 30 NOVEMBER, 2018

BY AND BETWEEN:

SCORPIO BULKERS INC., a corporation incorporated in the Marshall Islands and having its registered address at
Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the "Buyer"); and and
PACIFIC GREEN MARINE TECHNOLOGIES INC., a corporation incorporated in Delaware, USA, and having its registered office at 3500 S. Du Pont Highway, Dover, Kent County 19901, Delaware, USA (the "Seller" and together, the Buyer and the Seller are the "Parties" and each a "Party").

WHEREAS

(A) The parent company of the Seller owns patented emission control technology called ENVI-Marine™ exhaust gas cleaning system which is capable of removing sulphur dioxide and other acid gases from exhaust gas emissions to a level that meets the current regulatory requirements of the Environmental Protection Agency and the International Maritime Organization on sulphur emissions as at the date of this Agreement and as contemplated by the stricter regulations to be enforced as of 1 January 2020.

(B) The Buyer, on behalf of itself and its clients, wishes the Seller to supply the System for installation on board a number of vessels (hereinafter referred to as the "Vessels" and each a "Vessel") to be nominated pursuant to the terms and conditions of this Agreement and documented pursuant to individual Purchase Agreements (as defined below).

(C) The Seller will contract with PowerChina SPEM Company Limited ("PowerChina") to manufacture exclusively all of the parts comprising the System and arrange for delivery of each System OAP Yard, as hereinafter defined.

(D) This Agreement including its Schedules and Appendices and any Purchase Agreements (together, the "Agreement") constitutes a contract for (i) the reservation of the Production Slots (as defined below) for the benefit of the Buyer; (ii) delivery by the Seller of each System OAP Yard (as defined below); and (iii) performance by the Seller of the Services (as defined below).

(E) For each Nominated Vessel, the Seller agrees to deliver the System and to perform the Services subject to the terms and conditions of this Agreement and the relevant Purchase Agreement.

NOW IT IS HEREBY AGREED as follows:

1. Definitions and Interpretation

1.1 In this Agreement and the recitals the following words and expressions shall have meanings attributed to them below or, as appropriate, in the recitals above:

"2019 Pricing Curve" means the pricing curve at Appendix I of this Agreement. "2019 Systems" means Systems for Delivery in calendar year 2019.
"2020 Pricing Curve" means the pricing curve at Appendix II of this Agreement. "2020 Systems" means Systems for Delivery in calendar year 2020.

"Business Day" means a day on which the banks in Vancouver and/or Monaco and/or New York and/or the
People's Republic of China and/or Rotterdam are not closed.

"Commissioning" means the System, once installed on a Nominated Vessel: (i) performing in accordance with the Technical Specifications and (ii) being capable of reducing SOx emissions to a maximum of 0.1 % in accordance with the requirements of MARPOL and this Agreement, as evidenced by the statement of compliance from a Vessel's classification society.

"Confidential Information" means any information which the disclosing party may provide to the receiving party ( or which may otherwise come to the knowledge of the receiving party), from time to time, which the disclosing party reasonably considers to be confidential in nature, whether or not it is labelled as such, and whether or not it has been disclosed or comes to the receiving party's knowledge in the course of performance of this Agreement provided, however, Confidential Information will not include (i) information that is, at the time of disclosure, development, observance or discovery hereunder (the "Time of Access"), or subsequently becomes, within the public knowledge generally through no fault of the receiving party; (ii) information that the receiving party can show was known to it (on a non-confidential basis) as of the Time of Access, independent of anything relating to the disclosing party, its affiliates or the work or services; (iii) information that the receiving party can show was lawfully obtained (on a non-confidential basis) from a third party (independent of anything relating to the disclosing party, its affiliates or the work or services) and that such third party lawfully obtained the information, through no fault of the receiving party, subsequent to the Time of Access and (iv) Confidential Information which is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the party in question, provided that, where practicable, the other party is given reasonable advance notice of the intended disclosure.

"DAP Yard" means that the System will be delivered at the Yard as per Incoterms 2010 rules. "Delivery" means delivery of a System DAP Yard and accepted by the Buyer or a Purchaser in writing. "Delivery Date" means the date of Delivery.
"Delivery Timeline" means the time from nomination of a Vessel by the Buyer in accordance with this
Agreement to the Commissioning of the relevant System, as more particularly described in Clause 3.1.

"Design Study" means, in relation to a 2020 Vessel, a technical assessment carried out (at the Buyer's option) by either the Se11er or another reputable provider to determine the appropriate Technica] Specifications for the particular System and any works or modifications required in order to install the System on board. In case the Buyer selects the Seller to carry out a Design Study, the Seller shall complete the same within 30 days of the date that the relevant 3D scanning report is completed.

"Hybrid-ready" is defined by complete engineering of the hybrid system and allocation of space for closed mode equipment. While the closed mode equipment will not be installed, making the system hybrid-ready allows the Open Loop system to be upgraded to a hybrid system at a later date.

"Installation" means installation of the System on a Nominated Vessel at the Yard.

"Intellectual Property" means any patent, copyright, design right including rights in any secret process, technical know-how or other Confidential Information (together with any application for such protection).

"MARPOL" means Annex VI (Prevention of Air Pollution from Ships) to the International Convention for the
Prevention of Pollution from Ships in force as at the date of this Agreement or announced with a set date of introduction.

"Nominated Delivery Date" means the relevant date specified in Schedule 4 hereto or the relevant date notified to the Seller by the Buyer in the Yard Nomination Notice when Installation shall occur, which date (other than as specified in Schedule 4) shall not be earlier than (i) seven (7) months after the date of the relevant Purchase Agreement for 2019 Vessels or (ii) eight (8) months after the date of the Yard Nomination Notice (for 2020
Vessels), unless otherwise agreed between the Parties.

"Nominated Vessel" means a Vessel nominated by the Buyer in accordance with the procedure described in
Clause 3.1.

"Open Loop" shall mean the operating mode where raw seawater is pumped through the Equipment and discharged into the sea with a minimum of processing. This is considered the standard operating mode for open sea operations subject to future changes in legislation.

"Order" means manufacture of the System, delivery of the System DAP Yard and provision of the Services in respect of up to forty six (46) Nominated Vessels.

"PowerChina Designated Shipyards" are Huarun Dadong Dockyard Co., Ltd., China, COSCO Shanghai
Shipyard, COSCO Nantong Shipyard, COSCO Zhoushan Shipyard, or Chengxi Jiangjan Shipyard.

"Production Slots" means the allocation by the Seller and PowerChina of all necessary time and resources, whether at its own premises or at the premises of a permitted sub-contractor, to provide the Services and perform its obligations to deliver the System within the Delivery Timeline, as ordered by the Buyer from time to time, on board up to forty six (46) Nominated Vessels under the terms of this Agreement.

"Progress Report" is a written technical/operational report to evidence progress of the main project steps in the production, design and delivery of a particular System. Progress Reports shall include such pictures, drawings, documents and other information reasonably required by the Buyer and shall be sent to the Buyer promptly on request.

"Purchase Agreement" means an agreement for each Nominated Vessel to be entered into between the Seller and the Buyer (or relevant Purchaser) relating to the delivery by the Seller of the System DAP Yard substantially in the form provided at Schedule 3.

"Purchase Price" means:

(a) in relation to 2019 Vessels, USD$ l,640,000 subject to gas volumes not exceeding 90,000 kg per hour, otherwise a price in accordance with Appendix I calculated pro-rata therefrom based on the Total Output and Technical Specifications agreed for that System. For example, where the Total Output of a Nominated Vessel falls midway between X and Y, the maximum purchase price for that system shall be the mid-point of the maximum prices indicated for Systems with Total Outputs of X and Y, respectively; and

(b) in relation to 2020 Vessels, USD$1,490,000 subject to gas volumes not exceeding 90,000 kg per hour, otherwise the reference prices in Appendix II calculated pro-rata therefrom based on the Total Output and Technical Specifications agreed for that System. For example, where the Total Output of a Nominated Vessel falls midway between X and Y, the maximum purchase price for that system shall be the mid-point of the maximum prices indicated for Systems with Total Outputs of X and Y, respectively.

"Purchaser" means a person entering into a Purchase Agreement with the Seller, to the extent that such person is not the Buyer.

"Scope of Supply" means the scope of supply dated 16 October 2018 appended to this Agreement at Schedule
5.

"Services" means the design work (including, if chosen by the Buyer, the 3-D scanning and Design Study (if applicable) of a Vessel nominated by the Buyer), manufacture, delivery, testing, programming and Commissioning of the System as set out in the Technical Specifications, supervision of the Installation, and Training of the Buyer (and/or the Buyer's representatives and/or crewmembers of the Vessel(s) nominated by the Buyer) in the operation and day-to-day maintenance of the System including for the avoidance of doubt the Supervision Services and any warranty work.

"Supervision Services" means the supervision services which shall consist of the Seller and PowerChina providing a minimum of 1 technical supervisor to the Buyer during Installation of each System at the Yard.

"System" means, for each Nominated Vessel, the ENVI-Marine™ exhaust gas cleaning system, Hybrid-ready, to be installed on the Nominated Vessels in accordance with the terms of this Agreement, including (without limitation) all hardware, software, media, component and spare parts, fittings and manuals, all as more particularly described in the Technical Specifications.

"Technical Specifications" means, for each System to be installed on a Nominated Vessel, the full specifications of that System and any specifications regarding Installation, including Commissioning procedures, to be appended to each Purchase Agreement on a vessel by vessel basis.

"Total Output" means for each Nominated Vessel, the cumulative output of the main engine plus one Diesel
Generator calculated at 85% MCR.

"Training" means the provision by the Seller and/or PowerChina of one (1) training session per Nominated Vessel in the operation an day-to-day maintenance of the System to ensure familiarity with the System in advance of Commissioning. The Seller and/or PowerChina may combine one (I) training session for two (2) Nominated Vessels, subject to receiving the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed).
"Vessel Nomination Notice" means a notice in the form set out in Schedule I (Vessel Nomination Notice). "VGP" means the Vessel General Permit For Discharges Incidental To The Normal Operation Of Vessels, as
drafted by the United States Environmental Protection Agency and in force as at the date of this Agreement.

"Wuxi" means PowerChina' s factory at Wuxi in the southern Jiangsu province of China, as visited by the
Buyer.

"Yard" means, for each Nominated Vessel, one of the PowerChina Designated Shipyards for Installation in accordance with the procedure described in Clause 3.1 and at which the Seller and PowerChina shall provide the Supervision Services.

"Yard Nomination Notice" means a notice in the form set out in Schedule 2 (Yard Nomination Notice).

1.2 Clause headings are inserted for ease of reference only and are not to be taken into account in the construction or interpretation of this Agreement.

1.3 Except where the context requires otherwise, references in this Agreement to the 'Buyer' shall be deemed to be a reference to the Buyer or its nominated client.

1.4 Should there be any conflict or inconsistency (including .terminology) between this Agreement and the
Schedules and/or Appendices, the provisions of this Agreement shall prevail.

2. Commitment

2.1 The Buyer commits as follows:

(i) in order to secure that all 2019 Systems are manufactured at Wuxi and the prices stated by the Seller in the 2019 Pricing Curve, the Buyer shall place Orders for a minimum of eighteen (18) Systems (the "2019 Minimum Requirement") to be supplied to Nominated Vessels with the relevant Delivery Date occurring during the calendar year 2019 (the "2019 Vessels" as detailed in Schedule 4A (The 2019 Vessels) as modified or amended from time to time) and in accordance with the terms of this Agreement and/or the relevant Purchase Agreement;

(ii) in order to secure that all 2020 Systems are manufactured at Wuxi and the prices stated by the Seller in the 2020 Pricing Curve, the Buyer shall place Orders fora minimum of ten (10) Systems (the "2020 Initial Minimum Requirement") to be supplied to Nominated Vessels with the relevant Delivery Date occurring during the calendar year 2020 (the "2020 Initial Vessels" as detailed in Schedule 4B (The 2020 Initial Vessels) as modified or amended from time to time) and in accordance with the terms of this Agreement and/or the relevant Purchase Agreement.

The Buyer shall have an option to order up to an additional eighteen (18) Systems as follows:

(A) the Buyer shall have the option (the "2020 Subsequent Option") to order a minimum of eleven (11) Systems (the "2020 Subsequent Minimum Requirement") to be elected by the Buyer on or prior to 31 May 2019 (the "First 2020 Option Date") and to be supplied to Nominated Vessels with the relevant Delivery Date occurring during the calendar year
2020 (the "2020 Subsequent Vessels") and in accordance with the terms of this
Agreement and/or the relevant Purchase Agreement; and

(B) the Buyer shall have the option (the "2020 Final Option") to order a minimum of seven
(7) Systems (the "2020 Final Minimum Requirement" and together with the 2019
Minimum Requirement, the 2020 Initial Minimum Requirement and the 2020
Subsequent Minimum Requirement, the "Minimum Requirements") to be elected by the Buyer on or prior to 31 August 2019 (the "Second 2020 Option Date") and to be supplied to Nominated Vessels with the relevant Delivery Date occurring during the calendar year 2020 (the "2020 Final Vessels" and together with the 2020 Initial Vessels, the elected 2020 Final Vessels and the elected 2020 Subsequent Vessels, the "2020
Vessels") and in accordance with the terms of this Agreement and/or the relevant
Purchase Agreement.

The Buyer shall ( or shall procure that a Purchaser shall) enter into Purchase Agreements with the Seller for each Nominated Vessel in accordance with this Agreement and provided always that the relevant Purchase Agreements:

a) in respect of the 2019 Vessels and the 2020 Initial Vessels, shall be entered into on the date of this
Agreement; and

b) in respect of the 2020 Subsequent Vessels and the 2020 Final Vessels (if elected by the Buyer), shall be entered into no later than five (5) Business Days after the relevant option has been exercised.

2.2 The Buyer agrees that within five (5) Business Days of:

(i) the First 2020 Option Date (or such other date as agreed between the parties), if the Buyer has elected to exercise the 2020 Subsequent Option but has not entered into Purchase Agreements to meet the 2020 Subsequent Minimum Requirement the 2020 Pricing Curve for the 2020 Subsequent Vessels shall increase by seven point five per cent. (7.5%) and the Systems shall be manufactured at any factory specified by the Seller provided that the Seller shall use reasonable endeavours to ensure that the manufacture of the System shall take place at Wuxi; and/or

(ii) the Second 2020 Option Date (or such other date as agreed between the parties), if the Buyer has elected to exercise the 2020 Final Option but has not entered into Purchase Agreements to meet the 2020 Final Minimum Requirement the 2020 Pricing Curve for the 2020 Final Vessels shall increase by seven point five per cent. (7.5%) and the Systems shall be manufactured at any factory specified by the Seller provided that the Seller shall use reasonable endeavours to ensure that the manufacture of the System shall take place at Wuxi.

2.3 For each Nominated Vessel, the Seller shall:

(i) design, engineer, manufacture, deliver DAP Yard on the Delivery Date, supervise the Installation of, and commission the System in accordance with the terms of this Agreement (including the Technical Specifications), the Scope of Supply and the relevant Purchase Agreement; and

(ii) perform the Services in accordance with this Agreement, the Scope of Supply and the relevant Purchase Agreement (including the Technical Specifications), in accordance with all applicable timescales pursuant to the terms of this Agreement and the relevant Purchase Agreement.

2.4 The Seller shall at all times remain fully liable to the Buyer for the Seller's due and complete performance under this Agreement and the Seller will remain fully liable for any delays or defects caused by PowerChina.

3. Vessel Nomination and System Delivery Timeline

3.1 Each time the Buyer wishes to order a System, the Parties shall adopt the following Delivery Timeline: (i) In relation to the 2019 Vessels:
a. The Parties agree that the Vessels, the Delivery Dates, the Yard and the Purchase Prices determined in accordance with this Agreement shall be deemed to be the VesseJ Nomination Notice and the Yard Nomination Notice for each 2019 Vessel.

b. The Buyer shall submit a Vessel Nomination Notice and a Yard Nomination Notice for any other
2019 Vessels the Buyer chooses to nominate not later than seven (7) months prior to the applicable Nominated Delivery Date unless otherwise agreed between the Parties. The Buyer may substitute any Nominated Vessel with another Vessel (and the applicable Purchase Price be modified accordingly, if applicable) provided the Buyer notifies the Seller in writing at least seven (7) months prior to the applicable Nominated Delivery Date.

c. The Seller shall prepare the Technical Specifications for the particular System to be installed on the Nominated Vessel and submit the same to the Buyer for review within ten (10) Business Days of the date of this Agreement or the date the Buyer submits a Vessel Nomination Notice and Yard Nomination Notice, as applicable.

d. Within five (5) Business Days, the Buyer shall then either notify the Seller if it accepts the Technical

Specifications or provide comments and requests for changes for the Seller to incorporate into revised Technical Specifications. The Seller shall submit revised Technical Specifications to the Buyer within a further five (5) Business Days for the Buyer's approval.

(ii) In relation to the 2020 Initial Vessels:

a. The Parties agree that the Vessels, the Delivery Dates, the Yard and the Purchase Prices determined in accordance with this Agreement shall be deemed to be the Vessel Nomination Notice and the Yard Nomination Notice for each 2020 Initial Vessel. ·

b. The Buyer shall submit a Vessel Nomination Notice and a Yard Nomination Notice for any other
2020 Initial Vessel the Buyer chooses to nominate not later than eight (8) months prior to the applicable Nominated Delivery Date unless otherwise agreed between the Parties. The Buyer may substitute any Nominated Vessel with another Vessel (and the applicable Purchase Price be modified accordingly, if applicable) provided the Buyer notifies the Seller in writing at least eight (8) months prior to the applicable Nominated Delivery Date.

c. The Seller shall prepare the Technical Specifications for the particular System to be installed on the Nominated Vessel and submit the same to the Buyer for review within ten (10) Business Days of the date of this Agreement or the date the Buyer submits a Vessel Nomination Notice and Yard Nomination Notice, as applicable.

d. Within five (5) Business Days, the Buyer shall then either notify the Seller if it accepts the Technical Specifications or provide comments and requests for changes for the Seller to incorporate into revised Technical Specifications. The Seller shall submit revised Technical Specifications to the Buyer within a further five (5) Business Days for the Buyer's approval.

(iii) In relation to the 2020 Subsequent Vessels and the 2020 Final Vessels:

a. The Buyer shall nominate a Vessel by sending the Seller a Vessel Nomination Notice, which shall specify details of the Nominated Vessel, the Nominated Deli very Date and whether or not the Buyer wishes to appoint the Seller to perform the 30 scanning of the Nominated Vessel and/or the subsequent Design Study. The Buyer may substitute any Nominated Vessel with another Vessel (and the applicable Purchase Price be modified accordingly, if applicable) provided the Buyer notifies the Seller in writing at least eight (8) months prior to the applicable Nominated Delivery Date.

b. If the Buyer has appointed the Seller to conduct the 30 scanning, the Seller shall use all reasonable efforts to attend on board the Nominated Vessel as soon as practically possible. The Buyer shall advise the Seller of the trading schedule of the Nominated Vessel and provide reasonable assistance in getting the Seller's designated employees and/or agents on board. The Seller shall be responsible for all visa and travel arrangements necessary for the 30 scanning job.

c. If the Buyer has appointed the Seller to conduct the Design Study for the Nominated Vessel the Seller shall submit the same to the Buyer for their review and acceptance within five (5) Business Days from completion of the 30 scanning work or receipt of the 3D scanning work, as applicable.

d. Upon completion of the Design Study by, or submission of the Design Study to, the Seller, the Seller shall prepare the Technical Specifications for the particular System to be installed on the Nominated Vessel, along with a Purchase Price quotation and submit the same to the Buyer for review within ten (10) Business Days.

e. Within five (5) Business Days, the Buyer shall then either notify the Seller if it accepts the Technical Specifications or provide comments and requests for changes for the Seller to incorporate into revised Technical Specifications. The Seller shall submit revised Technical Specifications to the Buyer within a further five (5) Business Days for approval by the Buyer.

(iv) Upon receipt of the Deposit (as defined below) from the Buyer, the Seller shall cause PowerChina to manufacture the System in accordance with the agreed Technical Specifications in time for the Nominated Delivery Date (subject always to any permissible delay pursuant to Clause 12) and the Parties agree that the lead time for manufacture of the System by PowerChina shall be a minimum of seven (7) months (in relation to the 2019 Vessels) and eight (8) months (in relation to the 2020 Vessels) unless otherwise agreed in writing between the Parties.

(v) For the avoidance of doubt, the Seller agrees that a Nominated Vessel may include vessels which are not owned or managed by the Buyer, provided that the Seller (i) agrees to the proposed Purchaser (in its sole discretion) and (ii) is provided a payment guarantee acceptable to the Seller. The Seller accepts and agrees that a payment guarantee by Scorpio Bulkers Inc. substantially otherwise in the form set out in Schedule 1 to the form Purchase Agreement shall be acceptable to the Seller for any Nominated Vessel owned or managed by Scorpio Bulkers Inc.

3.2 The Buyer shall permit the Seller, its sub-contractors, employees and agents to bring testing consultants, government and agency representatives and advisors (together, "Visitors") for tours of up to four (4) Nominated Vessels where reasonable access will be provided for inspection (and limited and reasonable testing) to all aspects of a Nominated Vessel connected to a System. Any such permission shall be subject to the Buyer, Yard (if applicable) and relevant insurers providing requisite approvals and the Visitors entering into insurance undertakings in a form acceptable to the Buyer, Yard (if applicable) and relevant insurers and the Buyer and Yard (if applicable) receiving satisfactory evidence that the Visitors are covered by the Seller's insurances.

4. Remuneration

4.1 For each System to be supplied on:

(i) a 2019 Vessel, the Purchase Price shall be determined in accordance with the terms of this Agreement, provided that if the Buyer nominated a vessel other than one listed in Schedule 4A on the date hereof, upon submission of the Technical Specifications for such vessel, the Seller shall submit a Purchase Price quotation to the Buyer for review and acceptance, provided that the Purchase Price quotation shall not exceed the relevant amount calculated in accordance with the 2019 Pricing Curve;

(ii) a 2020 Initial Vessel, the Purchase Price shall be determined in accordance with the terms of this Agreement, provided that if the Buyer nominated a vessel other than one listed in Schedule 4B on the date hereof, upon submission of the Technical Specifications for such vessel, the Seller shall submit a Purchase Price quotation to the Buyer for review and acceptance, provided that the Purchase Price quotation shall not exceed the relevant amount calculated in accordance with the 2020 Pricing Curve; and

(iii) a 2020 Subsequent Vessel or a 2020 Final Vessel, upon submission of the Technical Specifications, the Seller shall submit a Purchase Price quotation to the Buyer for review and acceptance in accordance with this Agreement, provided that the Purchase Price quotation shall not exceed the relevant amount calculated in accordance with the 2020 Pricing Curve.

4.2 Without limiting the foregoing, the Parties specifically agree that the Purchase Price includes: (i) All design, engineering and manufacturing work relating to the System.

(ii) All costs for the purchase and supply of all System materials. and parts. (iii) Delivery of the System DAP Yard.
(iv) All support activities for, and liaison with, the Buyer (including, without limitation, the Buyer's representatives). Such activities and liaison to include, without limitation, producing Progress Reports (in electronic format as needed by the Buyer), the Training and providing other information and activities related to the Services, including in relation to warranties.

4.3 Subject to the terms of each Purchase Agreement, for each System the Purchase Price will be payable as follows:

(i) after the Buyer nominates a Vessel for System Installation, the Buyer shall pay twenty percent (20%) of the Purchase Price (the "Deposit") within five (5) Business Days after the date falling:

a. in relation to each 2019 Vessel, seven (7) months prior to the Nominated Delivery Date unless the Nominated Delivery Date is earlier (as determined by Schedule 4) in which case upon signing the relevant Purchase Agreement; and
b. in relation to each 2020 Vessel, eight (8) months prior to the Nominated Delivery Date;

(ii) the remaining Purchase Price shall be payable in accordance with the relevant Purchase Agreement.

4.4 Should the Buyer fail:

(i) execute sufficient Purchase Agreements to meet the 2020 Subsequent Minimum Requirement after declaring the 2020 Subsequent Option, the Seller shall be entitled to a cancellation fee (the "Cancellation Fee") equal to twenty per cent. (20%) of the Purchase Price of each System below the
2020 Subsequent Minimum Requirement; and

(ii) execute sufficient Purchase Agreements to meet the 2020 Final Minimum Requirement after declaring the 2020 Final Option, the Seller shall be entitled to a Cancellation Fee equal to twenty per cent. (20%) of the Purchase Price of each System below the 2020 Final Minimum Requirement.

4.5 Should the Seller fail to enter into any Purchase Agreement that forms part of the 2020 Subsequent Minimum Requirement or the 2020 Final Minimum Requirement, the Buyer shall be entitled to the Cancellation Fee (as set out in Clause 4.4 above) for each Purchase Agreement not entered into solely due to fault of the Se11er.

4.6 Each Party shall be responsible for their own fees and expenses (including legal fees) incurred in connection with this Agreement and each Purchase Agreement.

5. Compliance and taxes

5.1 The Seller and the Buyer shall comply with all applicable laws, ordinances, rules, regulations and orders of any public authority bearing on the performance of the Services under this Agreement, including (without limitation) all applicable laws relating to the prevention of bribery, corruption and modem slavery. The Seller confirms that it has adopted anti-bribery, anti-corruption and anti-slavery policies which shall be in effect throughout the period this Agreement is in effect and shall upon reasonable written request provide a copy of such policies to the Buyer. The Seller shall secure and pay for all permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Services under this Agreement.

5.2 The Seller shall comply with local tax laws, social security acts, unemployment compensation acts and service compensation acts, insofar as applicable to the performance of the Services under this Agreement.

5.3 The Seller shall take all proper and reasonable safety precautions with respect to the Services to be performed under this Agreement, including only the use of qualified and trained personnel, and shall comply with all standard safety measures and with all applicable laws, ordinances, rules, regulations and orders of any public authority for the safety of persons or property.

5.4 The Seller shall bear and pay all taxes, duties, stamps, dues and fees imposed in connection with the manufacture and supply of the System DAP Yard.

5.5 The Buyer shall bear and pay all taxes, duties, stamps and fees incurred in China after Delivery and at all times outside of China in connection with execution and/or performance of this Agreement, except for taxes and duties imposed upon those items to be procured by the Seller for the manufacture and supply of the System or the provision of any Services. The Seller shall bear and pay all taxes levied, if any, on the Seller's personnel or on the provision of any Services.

5.6 If either Party is required to and pays any taxes, duties, stamps, dues and fees for which the other Party is responsible under this Clause, the other Party shall reimburse the paying Party within ten (10) Business Days of receipt of notice to that effect, together with evidence of the amount paid.

6. Representations and Warranties

6.1 The Seller represents and warrants to the Buyer, as at the date of this Agreement and on a continuing basis throughout the term of this Agreement, that:

a. The Seller is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has adequate power to enter into and perform this Agreement.

b. The entering into, execution and performance of this Agreement by the Seller does not and will not conflict with, violate, result in a breach of, or (where applicable) result in default under the provisions of any law, regulation, agreement, document, indenture, order, writ, injunction, decree, determination or award of any court, or any governmental department, board, commission, tribunal, agency, or instrument to which the Seller is subject.

c. The Seller is not insolvent nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Seller has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Seller, or any of its property or assets and no execution or distress has been levied upon any of the property or assets of the Seller. No act or proceeding has been taken or authorized by or against the Seller with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Seller nor have any such proceedings been authorized by any other person or entity.

d. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

e. All applicable consents licences approvals authorisations or declarations of the governmental authorities or agencies required to make this Agreement legal, valid and enforceable have been obtained and are in full force and effect.

f. It has appropriately trained employees who will perform the Services under this Agreement.

g. It has all the appropriate and necessary rights from Pacific Green Technologies Inc and its affiliates to design, manufacture and supply the System to the Buyer per the terms of this Agreement.

h. Subject always to the capacity of the relevant production facility (it being agreed between the Parties that this is 9 Systems per calendar month in the Wuxi factory), it has adequate Production Slots for fulfilment of the Firm Orders within the Delivery Timeline, and shall hold adequate Production Slots available for the Buyer for (i) the 2019 Vessels and the 2020 Initial Vessels, (ii) the 2020 Subsequent Vessels, provided the 2019
Minimum Requirement and the 2020 Initial Minimum Requirement is met and (iii) the 2020 Final Vessels,
provided the 2020 Subsequent Minimum Requirement is met and, if the relevant Minimum Requirement is not met, the Seller shall use reasonable endeavours to manufacture the relevant Systems at the Wuxi factory and, if the Seller is unable to manufacture the relevant Systems at the Wuxi factory, the Seller shall contract with PowerChina to manufacture the relevant Systems at another PowerChina factory, which factory shall be subject to the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed).

1. Whenever the Buyer places an order for a System (and nominates a Vessel in accordance with this Agreement), the Seller, upon receipt of the Deposit, shall ensure manufacture of the System immediately commences for timely fulfilment of such order.

j. The System shall be designed, manufactured, constructed, tested, surveyed, certified and/or otherwise verified to be capable of reducing SOx emissions to a maximum of 0.1 % in accordance with the requirements of MARPOL, VGP and this Agreement.

k. It has obtained all national and governmental approvals, authorisations and licenses, including (without limitation) export licenses, which are required from time to time to perform all of the Services and deliver the System in accordance with this Agreement.

I. None of the software developed and provided for the System shall be subject to ongoing or future usage fees or otherwise, and that none of the software has the ability to be locked remotely so as to render it unusable or inaccessible to or by the Buyer.

m. By the provision of the Services and the System and/or the subsequent use of such System by the Buyer no patents or other Intellectual Property or industrial or design rights of third parties will be infringed.

6.2 The Buyer represents and warrants to the Seller, as at the date of this Agreement and on a continuing basis throughout the term of this Agreement, that:

a. The Buyer is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has adequate power to enter into and perform this Agreement.

b. The Buyer has all requisite permissions from the owner of any Nominated Vessels on which it elects to install the System.

c. The entering into, execution and performance of this Agreement by the Buyer does not and will not conflict with, violate, result in a breach of, or (where applicable) result in default under the provisions of any law, regulation, agreement, document, indenture, order, writ, injunction, decree, determination or award of any court, or any governmental department, board, commission, tribunal, agency, or instrument to which the Buyer or the Vessels are subject.

d. The Buyer is not insolvent nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Buyer has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Buyer, or any of its property or assets and no execution or distress has been levied upon any of the property or assets of the Buyer.

e. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

f. All applicable consents licences approvals authorisations or declarations of the governmental authorities or agencies required to make this Agreement legal, valid and enforceable have been obtained and are in full force and effect.

7. Termination

7 .1 The Buyer shall be entitled to terminate this Agreement by notice in writing to the Seller in the event that: (a) the Seller or PowerChina is deemed insolvent pursuant to Clause 7.3; and/or
(b) the Seller breaches any material term of this Agreement, which is incapable of remedy, or if capable of remedy remains un-remedied for five (5) Business Days following notice to remedy such Breach; and/or

(c) all of the first five (5) Systems do not pass Commissioning or the Buyer becomes entitled to terminate any four (4) or more Purchase Agreements pursuant to clauses 13.2 or 13.4 of the relevant Purchase Agreement.

Upon the happening of any of the above events, the Buyer shall be:

(A) entitled to immediately terminate this Agreement; and/or

(B) entitled to recover any direct losses they may suffer by reason of the termination, provided that such losses shall not include any indirect or consequential losses.

7.2 The Seller shall be entitled to terminate this Agreement by notice in writing to the Buyer in the event that: (a) the Buyer is deemed insolvent pursuant to Clause 7.3; or
(b) the Buyer breaches a material term of this Agreement, which is incapable of remedy, or if capable of remedy remains un-remedied for five (5) Business Days following notification by the Seller to the Buyer in writing of the occurrence of such breach; or

( c) any representation or warranty made by the Buyer in this Agreement, or any report, notice or other writing furnished by the Buyer to the Seller in connection therewith proves to have been materially incorrect or misleading at the time it was made.

Upon the happening of any of the above events, the Seller shall be:

(A) entitled to immediately terminate this Agreement; and/or

(B) entitled to recover any direct losses they may suffer, or liability to subcontractors they may incur, by reason of the termination, provided that such losses shall not include any indirect or consequential losses.

7.3 The Seller, PowerChina, or the Buyer shall be deemed insolvent (the "Insolvent Party") if it:

(a) makes any voluntary arrangement with its creditors or becomes subject to an administration order or goes into liquidation (otherwise than for the purposes of amalgamation or reconstruction); or

(b) an encumbrancer takes possession of, or a receiver is appointed in respect of any of the Insolvent Party's property or assets, excluding any arrest or detention of any vessel which is being defended in good faith in appropriate proceedings; or

(c) has any insolvency or analogous proceedings commenced against it in any part of the world and such proceedings are not waived or lifted within twenty-eight (28) days of commencement; or

( d) has an order made against it by any competent court or other judicial body to appoint a liquidator, receiver, administrator or similar manager over its assets, or for its restructuring, winding-up (actual or effective) or dissolution,

(e) a Party reasonably apprehends that any of the events mentioned in ( a) to ( d) above is about to occur in relation to the Insolvent Party and, after notification to the Insolvent Party, is not reasonably satisfied as to its continuing creditworthiness and/or is not provided with suitable guarantees.

7.4 Termination of this Agreement shall not affect any existing rights or liabilities of the Parties which have accrued as at the date of such termination.

7 .5 If, at any time, a Party becomes aware that the other Party is subject to any sanction or prohibition imposed by any state, supranational or international governmental organisation, and in their reasonable judgment such sanction or prohibition will expose that Patty to any form of censure or liability, then the non-offending Party may terminate this Agreement by written notice to the offending-Party.

8. Notices

8.1 All notices, requests, certificates, demands and other communications made under the terms of this Agreement shall be given in writing. Unless expressly stated otherwise in this Agreement, any such notices, requests, certificates, demands and other communications may be given either by (i) courier service delivery or (ii) sent by e-mail transmission to:

Buyer:

Scorpio Bulkers Inc. c/o Le Millenium
9 boulevard Charles III
MC 98000
Monaco

Email: drydocking.SSM@scorpiogroup.net legal@scorpiogroup.net

Seller:

Pacific Green Marine Technologies Inc.
5205 Prospect Road
San Jose California 95129 USA

Attention: Scott Poulter

Email: sfpoulter@pacificgreen.tv

or such other address as either Party may specify from time to time by written notice to the other.

8.2 Notices and documents delivered by courier service shall be deemed served following actual receipt by the other Party. Notices and documents sent by e-mail transmission shall be deemed served when transmitted, against proof of dispatch.

9. Liabilities

9.1 In no circumstances shall either Party's liability to the other Party include any sum in respect of loss of hire, profit, use or business, or any similar direct, indirect or consequential loss, damage or expense arising out of or in connection with this Agreement.

9 .2 Each Party agrees to indemnify the other Party against all direct and proven claims made against the other Party by third parties (being those individuals and entities for whom neither Party is responsible under this Agreement) in any way related to this Agreement, where such claims are caused by, or to the extent that they are contributed to by the indemnifying party's negligence, gross negligence or wilful default or that of those for whom it is responsible under the terms of this Agreement.

9.3 The limitations on each Party's liability herein shall also apply to the liability of those for whom that Party is responsible under this Agreement. Each Party further agrees that it will not, directly or indirectly, circumvent the aforesaid limitations and allocation of responsibility by taking legal proceedings against the employees, servants or agents of the other Party, and to this extent each Party shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all such persons.

9.4 Nothing herein contained shall affect any right that the Parties may have to limit their liability under any statutory enactment for the time being in force.

10. Intellectual Property

10.1 The provisions of this Clause 10 shall survive the performance or termination of this Agreement for any reason whatsoever.

10.2 The Buyer acknowledges that ownership and title to all Intellectual Property related to the System shall remain vested in the Seller. The Buyer shall not use any of the Intellectual Property except for the purposes of operating and maintaining the System. The Seller hereby grants the Buyer a worldwide, royalty-free, fully-paid, non• exclusive, freely-transferrable license to use the Intellectual Property for the purposes of operating and maintaining the System. The Buyer and each Purchaser shall be entitled to sell or charter the Vessel with the System installed, and the Purchaser shall be permitted to assign or transfer the license granted hereby to any such purchaser or charterer. The Buyer shall at the reasonable request and at the sole expense of the Seller take all such steps as the Seller may reasonably require to assist the Seller in maintaining the validity and enforceability of any Intellectual Property and shall enter into such formal licences as Seller may reasonably request for this purpose. The Buyer shall not represent that it has any title in or right of ownership to any Intellectual Property in the System, or do or suffer to be done any act or thing which may in any way impair the rights of Seller in any of the Intellectual Property or bring into question the validity of its registration of or interests in same. The Buyer shall not use any of the Intellectual Property in any way which is ( or intends to be) in competition with the business of the Seller. The Buyer shall promptly and fully notify the Seller of any actual infringement of any of the Intellectual Property referred to herein and the patents which come to the Buyer's notice.

11. Confidentiality

11.1 Confidential Information shall be held in the strictest confidence and not disclosed to any third party unless the disclosure of all or any part of the Confidential Information is required by any applicable law or regulation including any stock exchange rules or permitted by a specific agreement in writing signed by the Buyer and the Seller. The Parties agree to and shall exercise all necessary precautions to prevent the unauthorised disclosure of all or any part of the Confidential Information by their directors, employees, servants, agents, suppliers, or consultants.

11.2 The Parties may only use Confidential Information given to or obtained by it in the course of performing their obligations pursuant to this Agreement and may not pass the same on to third parties, save that they shall be permitted to disclose such Confidential Information, as strictly necessary, to their sub-contractors, suppliers, professional advisersor current or potential lenders and financiers, but only on a strictly "need to know" basis and on the basis that such persons maintain confidentiality to the same standard as set out in this Clause 11.

11.3 The Buyer and the Seller hereby agree that at all times, whether during or after the provision of the Services and the System, Confidential Information shall include the terms of this Agreement or ancillary contracts, the existence of the Agreement itself, the contract price, design, specifications, plans, drawings, technical information, or any data or other information whatsoever relating to the Buyer ( or any persons or entities associated therewith) or a vessel nominated by the Buyer.

11.4 Save for the regulatory requirements of the SEC and any stock exchange rules and any other audit, legal or regulatory requirement, neither Party may publicise the terms of this Agreement without the prior written consent of the other Party.

11.5 The provisions of this Clause 11 shall survive the performance or termination of this Agreement for any reason whatsoever.

12. Force Majeure

Neither Buyer nor Seller shall be responsible for delay or failure to perform hereunder if the reason for such arises from: acts of God(s), fire, explosion, earthquakes, tidal waves, tsunami, floods, typhoons, hurricanes or other named storms and severe weather conditions, which could not have been expected to occur in the relevant location; fire, unless it is caused by the actual fault or privity of a Party; perils, dangers and accidents of the sea or other navigable waters; act of war, blockade, acts of terrorism, revolution, insurrection; act of public enemies, assailing thieves or pirates, civil commotion, riots or sabotage; seizure under legal process; quarantine restrictions; strikes, lockouts, stoppage or restraint of labour from whatever cause. In the event of a force majeure event which impacts performance under this Agreement, the affected Party must promptly notify the other Party in writing of the occurrence of such event and the steps being taken to mitigate its impact. In no event shall a force majeure event or events excuse a delay or failure to perform under this Agreement for more than an aggregate of ninety (90) days.

13. Law & Jurisdiction

13.1 Any and all disputes or claims arising out of and/or related to this Agreement, its performance, breach, or interpretation thereof (including issues about its validity or enforceability) or otherwise arising out of or in connection with its subject matter or formation (including non- contractual disputes or claims) shall be governed by and construed in accordance with English law.

13.2 Any and all disputes or claims arising out of and/or related to this Agreement, its performance, breach, or interpretation thereof (including issues about its validity or enforceability) or otherwise arising out of or in connection with its subject matter or formation (including non- contractual disputes or claims) shall be brought before a three-member arbitration tribunal in London. The arbitration shall be conducted in English and governed by LMAA terms ( which are current at the time that the party bringing the claim serves notice of arbitration on the other party).

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

13.3 Without prejudice to any other mode of service allowed under any relevant law:

(a) the Seller irrevocably appoints Campbell Johnston Clark of 59 Mansell Street, London El 8AN, England ( or otherwise at their registered address from time to time); and

(b) the Buyer irrevocably appoints Scorpio UK Limited of 10 Lower Grosvenor Pl, Westminster, London
SW 1 W OEN ( or otherwise at their registered address from time to time),

as their agent for service of process in relation to any proceedings before the English courts in connection with this Agreement. If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Party (as the case may be) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the other Party.

14. Miscellaneous

14.1 Time is and shall be in all respects of the essence of this Agreement.

14.2 Neither Party may assign this Agreement or assign, pledge, sell, transfer or otherwise deal with any of its obligations or rights hereunder without the express prior written consent of the other Party.

14.3 This Agreement contains the entire understanding of the Parties in relation to the subject matter hereto and supersedes any and all understandings or agreements, whether written or oral, prior to the execution hereof.

14.4 Nothing contained in this Agreement shall be deemed to create any relationship of agency, partnership or joint venture between the parties. A waiver by either party of a breach of any term or condition of this Agreement shall be in writing, and shall not be deemed as continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

14.5 If any Clause or provision of this agreement is or would be invalid, illegal or unenforceable, in whole or in part, under applicable law, said Clause or provision shall be deemed severed, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected thereby and shall remain operative and in full force and effect.

14.6 This Agreement may be executed in counterparts, all of which shall together constitute one agreement.
Signatures in facsimile form and scanned executed copies sent via electronic mail shall be considered original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the date first above written.

EXECUTED in the presence of:

James Clayton

Name

59 Mansell Street, London EI 8AN

Address Solicitor Occupation

EXECUTED in the presence of: Name
Address

Occupation

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) SCORPIO BULKERS INC.
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) Per: ࿽࿽࿽࿽࿽࿽࿽࿽࿽࿽࿽
) Name:
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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the date first above written.

EXECUTED in the presence of: Name
Address

Occupation

EXECUTED in the pr sence of: Laurice Oso
Name

150 East 581h Street, New York, NY 10155
Address

Office Assistant
Occupation

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) PACIFIC GREEN MARINE TECHNOLOGIES INC.
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) Scott Poulter, Executive Director
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Schedule 1

Vessel Nomination Notice

To: Pacific Green Marine Technologies Inc. at 5205 Prospect Road, San Jose California 95129, USA for the attention of Scott Poulter

Dated:[•]

Contract (the "Agreement") dated [•] 2018 made between (1) Pacific Green Marine Technologies Inc. (the
"Seller") and (2) Scorpio [Bulkers I Tankers] Inc. (the "Buyer")

We give you notice that, pursuant to clause 3.1 of the Agreement, we as Buyer under the Agreement nominate the following vessel for an order of the System (as defined in the Agreement):

Vessel Details: Total Output: Date DAP Yard:
We hereby request that you carry out a 3D scanning [and Design Study (as defined in the Agreement)] for the vessel. Yours faithfully

Signed by [ e ][N arne]
Authorised signatory for and on behalf of the Buyer

Schedule 2

Yard Nomination Notice

To: Pacific Green Marine Technologies Inc. at 5205 Prospect Road, San Jose, California 95129, USA for the attention of Scott Poulter

Dated:

Buyer's System Reference:

Agreement (the "Agreement") dated [ •] 2018 made between (1) Pacific Green Technologies Inc. (the "Seller")
and (2) Scorpio [Bulkers I Tankers] Inc. (the "Buyer")

We hereby give you notice that, pursuant to clause 3.1 of the Agreement, we as Buyer under the Agreement nominate the following Yard (as defined in the Agreement) where Installation will occur (as defined in the Agreement) on board MN [ •] and hereby request the Seller attend the Yard to provide the Supervision Services as defined in the Agreement.

Yard Details: [ •]

We hereby inform you that the Nominated Delivery Date (as defined in the Agreement) of the System is[•]. Yours faithfully
Signed by [•][Name]
Authorised signatory for and on behalf of the Buyer

Schedule 3

Form of Purchase Agreement

(appended)

DATED [ ]

(1) [SCORPIO ENTITY TBC]

(2) PACIFIC GREEN MARINE TECHNOLOGIES INC.

AGREEMENT TO SUPPLY THE ENVI-MARINE™ SYSTEM ON M/V [ ]

THIS AGREEMENT IS MADE THIS DAY ON [ ]

BY AND BETWEEN:

[SCORPIO ENTITY TBC], a corporation incorporated in [ ] and having its registered office at [ ] (the "Buyer");
and and
PACIFIC GREEN MARINE TECHNOLOGIES INC., a corporation incorporated in Delaware, USA, and having its registered office at 3500 S. Du Pont Highway, Dover, Kent County 19901, Delaware, USA (the "Seller" and together, the Buyer and the Seller are the "Parties" and each a "Party").

WHEREAS

(A) The parent company of the Seller owns patented emission control technology called ENVI-Marine™ exhaust gas cleaning system which is capable of removing sulphur dioxide and other acid gases from exhaust gas emissions to a level that meets the current regulatory requirements of the International Maritime Organization guidelines on sulphur emissions as at the date of this Agreement and as contemplated by the stricter regulations to be enforced as of 1 January 2020.

(B) The Buyer wishes the Seller to supply the System (as defined herein) for installation on board M/V [ ] (the
"Vessel") to be documented pursuant to this Agreement (as defined below).

(C) The Seller will contract with PowerChina SPEM Company Limited ("PowerChina") to manufacture exclusively all of the parts comprising the System and arrange delivery DAP Yard, as hereinafter defined.

(D) The Seller and Scorpio [Tankers/Bulkers] Inc. have entered into a framework agreement dated [ ], November
2018 (the “Framework Agreement”), pursuant to which, inter alia, the Seller has agreed to sell to Scorpio
[Tankers/Bulkers] Inc. and/or its guaranteed nominees acceptable to the Seller, including the Buyer, exhaust gas cleaning systems.

(E) This Agreement including its Schedules and Appendices (together, the "Agreement") constitutes a contract for (i) manufacture of the System; (ii) delivery by the Seller of the System DAP Yard; and (iii) performance by the Seller of the Services (as defined below).

(F) The Seller agrees to deliver the System and to perform the Services subject to the terms and conditions of this
Agreement.

NOW IT IS HEREBY AGREED as follows:

1. Definitions and Interpretation

1.1	In this Agreement and the recitals the following words and expressions shall have meanings attributed to them below or, as appropriate, in the recitals above:

"Business Day" means a day on which the banks in Vancouver and/or Monaco and/or New York and/or the
People’s Republic of China and/or Rotterdam are not closed.

“Certificate of Delivery and Acceptance” means the certificate in the form set out in Schedule 7 to this
Agreement.

"Change Order" means a change to the System or the Services, agreed in writing in a document signed by the Seller and the Buyer, which specifies the adjustments (as applicable) to the Services, Technical Specifications, Purchase Price and/or the Delivery Timeline and/or the time for completion of any of the Services.

“Commissioning” means the System following Installation: (i) performing in accordance with the Technical Specifications and (ii) being capable of reducing SOx emissions to a maximum of 0.1% in accordance with the requirements of MARPOL and this Agreement, as evidenced by the statement of compliance from the Vessel’s classification society.

"Confidential Information" means any information which the disclosing party may provide to the receiving party (or which may otherwise come to the knowledge of the receiving party), from time to time, which the disclosing party reasonably considers to be confidential in nature, whether or not it is labelled as such, and whether or not it has been disclosed or comes to the receiving party’s knowledge in the course of performance of this Agreement provided, however, Confidential Information will not include (i) information that is, at the time of disclosure, development, observance or discovery hereunder (the "Time of Access"), or subsequently becomes, within the public knowledge generally through no fault of the receiving party; (ii) information that the receiving party can show was known to it (on a non-confidential basis) as of the Time of Access, independent of anything relating to the disclosing party, its affiliates or the work or services; (iii) information that the receiving party can show was lawfully obtained (on a non-confidential basis) from a third party (independent of anything relating to the disclosing party, its affiliates or the work or services) and that such third party lawfully obtained the information, through no fault of the receiving party, subsequent to the Time of Access and (iv) Confidential Information which is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the party in question, provided that, where practicable, the other party is given reasonable advance notice of the intended disclosure.

"DAP Yard" means that the System will be delivered at the Yard as per Incoterms 2010 rules.

"Delivery" means delivery of the System DAP Yard and accepted by the Buyer in writing by way of a signed
Certificate of Delivery and Acceptance.

"Delivery Date" means the date of Delivery.

“Delivery Delay” means any delay in delivering the System DAP Yard on the Nominated Delivery Date, excluding permissible delays pursuant to Clause 20 of this Agreement and/or delays authorized in writing by the Buyer (such approval not to be unreasonably withheld or delayed).

"Delivery Timeline" means the time from the date of execution of this Agreement to the Commissioning of the relevant System, as more particularly described in Clause 3.1.

"Equipment Design Drawings" means the design drawings and plans for the System which have been prepared by the Seller and approved by the Vessel's classification society.

"Financial Guarantee" means the guarantee attached at Schedule 1 to this Agreement to be executed by the Guarantor contemporaneous with the execution of this Agreement, whereby the Guarantor guarantees the obligations of the Buyer under this Agreement.

"Guarantor" means Scorpio [Tankers][Bulkers] Inc. a corporation incorporated in the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands.

"Hybrid-ready" is defined by complete engineering of the hybrid system and allocation of space for closed mode equipment. While the closed mode equipment will not be installed, making the system hybrid-ready allows the Open Loop system to be upgraded to a hybrid system at a later date, with pipe and equipment connections installed in advance.

"Insurance" means, all insurance post DAP Yard.

"Installation" means installation of the System on the Vessel at the Yard.

"Intellectual Property" means any patent, copyright, design right including rights in any secret process, technical know-how or other Confidential Information (together with any application for such protection).

“Manufacturing Agreement” means the meanufacturing agreement to be entered into between PowerChina and the Seller in relation to manufacturing and supplying the System.

"MARPOL" means Annex VI (Prevention of Air Pollution from Ships) to the International Convention for the
Prevention of Pollution from Ships.

"MEPC Guidelines" means the MEPC.259(68) May 2015 Guidelines for Exhaust Gas Cleaning Systems – Scheme B (Continuous Emission Monitoring with Parameter Checks) as in force at the time of this Agreement or announced with a set date of introduction.

"Nominated Delivery Date" means [•] 2019 [Note: to be used for the 2019 Vessels only] / [ [ •] 2020, provided always that this date shall not be earlier than eight (8) months after the date of this Agreement unless otherwise agreed between the Parties][Note: to be used for 2020 Vessels only].

"Open Loop" shall mean the operating mode where raw seawater is pumped through the Equipment and discharged into the sea with a minimum of processing. This is considered the standard operating mode for open sea operations subject to future changes in legislation.

“PGT” means PACIFIC GREEN TECHNOLOGIES INC. of 5205 Prospect Road, San Jose, California, 95129, USA.

“PGT Guarantee” means the guarantee issued by PGT in favour of the Buyer in the form attached hereto as
Schedule 5.

"PowerChina" means PowerChina SPEM Limited, a company incorporated in the People’s Republic of China with registered office situated at 80 Hangdu Road, Shanghai 201316, China.

"PowerChina Warranty" means the ‘step through’ manufacturing warranty provided by PowerChina as set out at Schedule 2 of this Agreement.

"Pricing Curve" means the pricing curve at Schedule 6 of this Agreement.

"Progress Report" is a written technical/operational report to evidence progress of the main project steps in the production, design and delivery of a particular System. Progress Reports shall include such pictures, drawings, documents and other information reasonably required by the Buyer and shall be sent to the Buyer promptly on reasonable request in accordance with this Agreement.

"Purchase Price" means the applicable price detailed in Clause 5 of this Agreement. "Regulations" means the MARPOL Annex VI SOx regulations.
"Regulatory Authorities" means the regulatory authorities whose rules and regulations must be complied with in respect of the Services as in force at the time of this Agreement, on the Delivery Date, and at the time of Commissioning. Such bodies shall include the Vessel’s flag administration and its classification society.

"Scope of Supply" means the scope of supply dated 16 October 2018 appended to this Agreement at Schedule
4.

"Services" means the design work (including, if chosen by the Buyer, the 3-D scanning of the Vessel nominated by the Buyer), manufacture, delivery, testing, programming and Commissioning of the System as set out in the Technical Specifications, supervision of Installation and training of the Buyer (and/or the Buyer’s representatives and/or crewmembers of the Vessel) in the operation and day-to-day maintenance of the System including for the avoidance of doubt the Supervision Services.

"Supervision Services" means the supervision services which shall consist of the Seller and PowerChina providing a minimum of 1 technical supervisor to the Buyer during Installation of the System at the Yard.

“Supervision Delay” means any delay in a Seller or PowerChina technician or technicians attending the Yard for the Installation and Commissioning of the System on the dates specified by the Buyer, excluding permissible delays pursuant to Clause 20 of this Agreement and/or delays authorized in writing by the Buyer (such approval not to be unreasonably withheld or delayed).

"System" means the ENVI-Marine™ exhaust gas cleaning system, Hybrid-ready, to be installed on the Vessel in accordance with the terms of this Agreement, including (without limitation) all hardware, software, media, component and spare parts, fittings and manuals, all as more particularly described in the Technical Specifications.

"Technical Specifications" means the System to be installed on the Vessel, the full specifications of that System and any specifications regarding Installation, including Commissioning procedures to be attached at Schedule
3 to this Agreement within 30 days of the date of this Agreement..

"Total Output" means the cumulative output of the main engine of the Vessel plus one Diesel Generator calculated at 85% MCR.

"Training" means the provision by the Seller and/or PowerChina of one (1) training session in the operation an day-to-day maintenance of the System to ensure familiarity with the System in advance of Commissioning.

"Vessel" means M/V [ ].

"VGP" means the Vessel General Permit For Discharges Incidental To The Normal Operation Of Vessels, as drafted by the United States Environmental Protection Agency and in force as at the date of this Agreement.

"Wuxi" means PowerChina’s factory at Wuxi in the southern Jiangsu province of China, as visited by the
Buyer.

"Yard" means Huarun Dadong Dockyard Co., Ltd., China or COSCO Shanghai Shipyard at which the
Supervision Services shall be provided.

1.2	Clause headings are inserted for ease of reference only and are not to be taken into account in the construction or interpretation of this Agreement.

1.3 Except where the context requires otherwise, references in this Agreement to the ‘Buyer’ shall be deemed to be a reference to the Buyer or its nominated client.

1.4 Should there be any conflict or inconsistency (including terminology) between this Agreement and the
Schedules and/or Appendices, the provisions of this Agreement shall prevail.

2. Scope

2.1 The Seller shall:

(i)
design, engineer, manufacture, deliver DAP Yard on the Delivery Date, supervise the Installation of, and commission the System in accordance with the terms of this Agreement (including the Technical Specifications) and the Scope of Supply; and

(ii) perform the Services in accordance with this Agreement (including the Technical Specifications) and the
Scope of Supply, strictly in accordance with the timescales and delivery deadlines agreed herein.

2.2
[If the Buyer meets the relevant Minimum Requirement (as defined in the Framework Agreement), the Seller shall contract with PowerChina to manufacture the System at their factory in Wuxi. If the Buyer fails to meet the relevant Minimum Requirement, the Seller shall use reasonable endeavours to contract with PowerChina to manufacture the System at Wuxi and, if the Seller is unable to contract for the manufacture of the System at Wuxi, the Seller shall contract with PowerChina for the manufacture of the System at another PowerChina factory, which factory shall be subject to the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed).] [Note: use for 2020 vessels only] The Seller shall at all times remain fully liable to the Buyer for the Seller’s due and complete performance under this Agreement and the Seller will remain fully liable for any delays or defects caused by PowerChina.

2.3
Should the Buyer request the Seller to provide design work for the Vessel e.g. 3D scanning, System Design, Equipment Design Drawings, Seller shall provide, at no additional cost, all required drawings and documents upon request of the Buyer as appropriate, including but not limited to: 3D Model, Engineering Drawings, Class Approval Drawings, and Installation Drawings, with all drawings to be provided in electronic format. Source Autocad files are also to be provided.

3. System Delivery Timeline

3.1 In respect of the Vessel, the Parties shall adopt the following Delivery Timeline:

(i)
Upon receipt of the Deposit from the Buyer, the Seller shall cause PowerChina to manufacture the System in accordance with the agreed Technical Specifications[.][and the Parties agree that the lead time for manufacture of the System by PowerChina shall be a minimum of eight (8) months][Note: use for

2020 vessels only]. For the avoidance of doubt, clause 3.1 of the Framework Agreement regarding substitution of the Vessel shall apply to this Agreement, mutatis mutandis.

(ii) No later than forty-five (45) calendar days before the Nominated Delivery Date, the Buyer shall reconfirm or amend the details of the relevant Yard.

(iii) The Seller to provide the Buyer with 30/15/10/5 approximate and 3 and 1 definite advance days notices prior to the Nominated Delivery Date with updates on progress of manufacture and if it meets the Nominated Delivery Date as well as updates on any expected delay. Buyer to provide the Seller with
30/15/10/5 approximate and 3 and 1 definite advance days notice prior to arrival at the Yard, such arrival to not be earlier than the Nominated Delivery Date and not later than 60 days after the Nominated
Delivery Date (the "Delivery Threshold Date"). The Buyer agrees to pay a fee of US$4,000 per calendar month (pro-rata) for each day the Delivery Date extends beyond the Delivery Threshold Date.
(iv) The Seller shall send, at Seller’s expense, one or more suitably qualified and experienced staff to the relevant Yard to provide the Supervision Services and carry out Commissioning of the System, any travelling, accommodation and associated expenses to be at the Buyer's cost. For the avoidance of doubt, the Buyer is responsible for the Installation. Such person(s) shall arrive in good time for the start of Installation of the System and remain on site to oversee, or otherwise be available during normal business hours for the duration of Installation; and provide the Buyer and/ or the workers at the Yard and/ or the crew of the Vessel with all reasonable assistance and relevant information for smooth and efficient Installation to a maximum of 40 days with any additional days charged at USD$2,000 per man day, provided the Buyer has provided prior written approval (such approval not to be unreasonably withheld or delayed) for any such additional days.

(v) The Seller shall use best efforts to ensure Commissioning of the System is completed within the following timeframes following completion of Installation:

(a) 96 hours while at port; and
(b) 48 hours at sea.

4. Title and Risk

Risk and Title to the System will pass to the Buyer on the Delivery Date.

5. Remuneration

5.1
The Purchase Price of the Vessel shall be calculated in accordance with the Pricing Curve calculated pro-rata therefrom based on the Total Output and Technical Specifications agreed for that System. For example, where the Total Output of a Nominated Vessel falls midway between X and Y, the maximum purchase price for that system shall be the mid-point of the maximum prices indicated for Systems with Total Outputs of X and Y, respectively. [Should the Buyer not meet the relevant Minimum Requirement, as defined in the Framework Agreement, then the Purchase Price shall be increased retrospectively by seven point five per cent. (7.5%) and any additional sums due under the payment terms of this Clause 5.1 shall immediately become due [Note: use for subsequent and final 2020 vessels only]. The Purchase Price will be payable as follows:

(i)
the Buyer shall pay twenty percent (20%) of the Purchase Price (the "Deposit") within five (5) Business Days after the date falling [seven (7)][eight (8)] months prior to the Nominated Delivery Date or the date of this Agreement, whichever is later; and the Seller shall, within five (5) Business Days thereafter, provide the Buyer with confirmation that this twenty percent (20%) of the purchase price under the Manufacturing Agreement has been remitted onward to PowerChina;

(ii) the Buyer shall pay twenty percent (20%) of the Purchase Price within five (5) Business Days after the date the Equipment Design Drawings are materially completed by the Seller to the satisfaction of the Buyer, which shall be confirmed by the Buyer in writing (such approval not to be unreasonably withheld or delayed), provided always that the Buyer shall notify the Seller whether the Equipment Design Drawings are satisfactory no later than twenty one (21) days after the presentation by the Seller of the Equipment Design Drawings to the Buyer; and the Seller shall, within five (5) Business Days thereafter, provide the Buyer with confirmation that this twenty percent (20%) of the purchase price under the Manufacturing Agreement has been remitted onward to PowerChina;

(iii) the Buyer shall pay thirty percent (30%) of the Purchase Price within five (5) Business Days after the
Delivery; and

(iv) the Buyer shall pay thirty percent (30%) of the Purchase Price within five (5) Business Days after
Commissioning.

5.2
The Buyer undertakes that, if any event occurs following Delivery and prior to payment of the final instalment of the Purchase Price pursuant to Clause 5.1(iv) which would have been covered by the Seller’s Insurances had the Seller retained title to the System and which results in the Seller and/or the Buyer not being able to complete Commissioning, they will indemnify and hold harmless the Seller for the amount the Seller would have been able to claim under the Seller’s Insurances, provided that in no event shall the Buyer be required to pay more than the amount of the Purchase Price payable in accordance with Clause 5.1(iv) under this Clause 5.2.

5.3	Without limiting the foregoing, the Parties specifically agree that the Purchase Price includes: (i) all design, engineering and manufacturing work relating to the System;
(ii) all costs for the purchase and supply of all System materials and parts; (iii) delivery of the System DAP Yard; and
(iv) all support activities for, and liaison with, the Buyer (including, without limitation, the Buyer’s representatives). Such activities and liaison to include, without limitation, producing Progress Reports (in electronic format as needed by the Buyer), the training described in Clause 9.5 and providing other information and activities related to the Services, including in relation to warranties.

5.4	All amounts in this Agreement are in United States Dollars. Payment shall be made via electronic bank transfer of funds to the following bank account of the Seller:

5.5
If the Buyer fails to pay any sum due in accordance with the terms of this Agreement, the Seller shall have the right to charge interest from the due date at the rate of 6% per annum on such outstanding sums, such interest to accrue from the date of default until the date of the full payment by the Buyer.

5.6 The cost of remitting payments shall be for the account of the payer.

5.7	Payments by either Party to the other under this Agreement, and their receipt, shall not be deemed a waiver of any right or claim either Party may have against the other.

5.8	The payments and any other amounts payable under this Agreement are payable to the Seller without any set- off, diminution, compensation or other deduction whatsoever.

5.9
All the amounts relating to the Purchase Price or any other amounts indicated in this Agreement are gross and the Seller shall be solely responsible for all taxes, duties, charges, tariffs and any other governmental costs of any kind whatsoever which may be due on the sale and purchase of the System and delivery of the Services.

5.10 As a condition of this Agreement and as security for the Purchase Price, the Buyer’s obligations to the Seller shall be guaranteed by the Guarantor pursuant to the Financial Guarantee.

5.11 All payments shall be based on invoices generated by the Seller in such form as the Buyer may reasonable require together with written confirmation that the relevant milestone has been satisfied and shall be payable within five (5) days of issue.

6. Change Orders

6.1
If the Buyer requests changes to the Services and/or the System after agreement of the Technical Specifications, such changes shall be agreed in writing in the form of a Change Order. A Change Order will only be implemented when signed by both the Buyer and Seller.

All requests for changes to the Services and/or System shall be provided by the Buyer to the Seller in writing. The Seller shall then, within seven (7) Business Days, send the Buyer a proposal for changes to the Purchase Price and/or the Delivery Time and/or the time for completion of any of the Services (as applicable).

6.2	The Seller shall use reasonable commercial efforts to accommodate all requests for a Change Order proposed by the Buyer.

6.3 If there is a change to any Regulations, the Buyer shall forthwith give notice thereof to the Seller in writing.
Thereupon, within ten (10) Business Days after giving the notice to the Seller, the Buyer shall advise the Seller as to the alterations and changes, if any, to be made on the System which the Buyer, in its sole discretion, shall decide.

The Seller shall comply with the said request of the Buyer, provided that the Seller and the Buyer shall first agree to:

(i) any increase in the Purchase Price of the System that is occasioned by such compliance;

(ii) any extension or advancement in the Nominated Delivery Date of the System that is occasioned by such compliance; and

(iii) any other alterations in the terms of this Agreement or of the Technical Specifications, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the System caused by the Buyer’s delay in making a decision or agreement as above shall constitute a permissible delay under this Agreement. Such agreement by the Buyer shall be effected in the same manner as provided above for in Clause 6.1 above.

6.4
Any additional cost resulting from a Change Order shall be agreed in advance by the Buyer (acting reasonably and without delay) and paid by the Buyer in accordance with the payment terms detailed in Clause 5.1.

7. Compliance and taxes

7.1
The Seller and the Buyer shall comply with all applicable laws, ordinances, rules, regulations and orders of any public authority bearing on the performance of the Services under this Agreement, including (without limitation) all applicable laws relating to the prevention of bribery, corruption and modern slavery. The Seller confirms that it has adopted anti-bribery, anti-corruption and anti-slavery policies which shall be in effect throughout the period this Agreement is in effect and shall provide a copy of such policies to the Buyer. The Seller shall secure and pay for all permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Services under this Agreement.

7.2
The Seller shall comply with local tax laws, social security acts, unemployment compensation acts and service compensation acts, insofar as applicable to the performance of the Services under this Agreement.

7.3
The Seller shall take all proper and reasonable safety precautions with respect to the Services to be performed under this Agreement, including only the use of qualified and trained personnel, and shall comply with all standard safety measures and with all applicable laws, ordinances, rules, regulations and orders of any public authority for the safety of persons or property.

7.4	The Seller shall bear and pay all taxes, duties, stamps, dues and fees imposed in connection with the manufacture and supply of the System DAP Yard.

7.5
The Buyer shall bear and pay all taxes, duties, stamps and fees incurred in China after Delivery and at all times outside of China in connection with execution and/or performance of this Agreement, except for taxes and duties imposed upon those items to be procured by the Seller for the manufacture and supply of the System or the provision of any Services. The Seller shall bear and pay all taxes levied, if any, on the Seller's personnel or on the provision of any Services.

7.6
If either Party is required to and pays any taxes, duties, stamps, dues and fees for which the other Party is responsible under this Clause, the other Party shall reimburse the paying Party within ten (10) Business Days of receipt of notice to that effect, together with evidence of the amount paid.

8. Progress Reports

8.1
The Seller shall appropriately coordinate its Services to be performed under this Agreement and report to the Buyer’s designated employee(s), whose details will be notified to the Seller, as and when reasonably requested to do so.

8.2	The Buyer is entitled to receive written Progress Reports every 15 days and any actual or anticipated delays in manufacturing or delivery shall be reported to the Buyer as soon as practicable.

9. Testing, Acceptance and Commissioning Deliverables

9.1	The Seller shall be fully responsible for all production, parts testing and trials of the finished System in accordance with the requirements of this Agreement including the Technical Specifications.

9.2
The Seller shall provide seven (7) days’ notice to the Buyer for ITP shop acceptance tests and one (1) day notice for SY tests performed according to the agreed on board test procedures acceptable to the Vessel’s classification society.

9.3	If, on Delivery, the System does not meet the required Technical Specifications the Buyer may (at its sole discretion) either reject the System or accept it under certain conditions.

9.4
The Seller shall be responsible for supervision of Installation and Commissioning of the System in accordance with the Technical Specifications which shall consist of the Seller and PowerChina providing a minimum of

1 technical supervisor to the Buyer during Installation of the System at the Yard.

9.5 The Seller will make available to the Buyer the following items as soon as possible after entry into this
Agreement but always in time for Delivery:

a. System documentation in digital format;

b. Original, licensed software disks and digital copies of all other software for the System;

c. Two complete digital copy sets of technical manuals (suitably indexed);

d. As-built documentation, in digital format, will be delivered to the Buyer not later than sixty (60) days from the date of Commissioning;

e.	All configuration software for the System, all settings, passwords and configurations, and the control system source code (in compiled format);

f. Any and all warranties and guarantees for the System from manufacturers and/ or suppliers of parts and/
or sub-systems; and

g. Asbestos free declaration for all new installed equipment/subassembly/secondary equipment of the
System.

9.6 The Seller will provide Training to the Buyer.

9.7
The Seller shall use reasonable endeavours to ensure that all of the Seller’s staff, agents and sub-contractors attending at a Yard (and all other persons who enter such premises with the authority of the Seller) for the purpose of, or in connection with, this Agreement or the provision of the Services and/or the System adhere to the relevant Yards’ security procedures and health and safety regulations, as from time to time may be notified to the Seller or otherwise brought to the attention of the Seller or its representatives.

10. Insurance

10.1 The Buyer confirms that the Vessel:

(A) is entered with a P&I club that is a member of the international group of P&I clubs; and

(B) is insured for H&M (hull and machinery) coverage for her full market value.

These insurances shall be placed with reputable insurers and reasonable deductibles (by reference to the market practice) which deductibles shall not be for the account of the Seller. The Buyer shall upon request furnish the Seller with copies of the cover notes which provide information to verify that the Buyer has complied with the insurances requirements.

10.2 The Seller shall obtain and pay for all forms of insurance for employer’s liability required by applicable law, for itself and for its employees, servants, agents, sub-contractors and suppliers who will attend at the Yard or the premises of any sub-contractors and/or suppliers of parts for the System. The Seller shall furnish evidence satisfactory to the Buyer that it has complied with these requirements upon request.

10.3 Had the Seller retained title to the System following Delivery until full payment of the Purchase Price, the Seller would have insured the System in relation to the perils listed at Schedule 8 to this Agreement (the “Seller’s Insurances”). By entering into this Agreement, the Buyer acknowledges and agrees that it has had an opportunity to review Schedule 8 and accepts the list of perils for purposes of Clause 5.2 herein.

11. Representations and Warranties

11.1 The Seller represents and warrants to the Buyer, as at the date of this Agreement and on a continuing basis throughout the term of this Agreement, that:

a. The Seller is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has adequate power to enter into and perform this
Agreement.

b. The entering into, execution and performance of this Agreement by the Seller does not and will not conflict with, violate, result in a breach of, or (where applicable) result in default under the provisions of any law, regulation, agreement, document, indenture, order, writ, injunction, decree, determination or award of any court, or any governmental department, board, commission, tribunal, agency, or instrument to which the Seller is subject.

c.
The Seller is not insolvent nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Seller has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Seller, or any of its property or assets and no execution or distress has been levied upon any of the property or assets of the Seller. No act or proceeding has been taken or authorized by or against the Seller with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Seller nor have any such proceedings been authorized by any other person or entity.

d. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

e.
All applicable consents licences approvals authorisations or declarations of the governmental authorities or agencies required to make this Agreement legal, valid and enforceable have been obtained and are in full force and effect.

f. It has appropriately trained employees who will perform the Services under this Agreement.

g. It has all the appropriate and necessary rights from Pacific Green Technologies Inc. and its affiliates to design, manufacture and supply the System to the Buyer under the terms of this Agreement.

h. The System shall be designed, manufactured, constructed, tested, surveyed, certified and/or otherwise verified to be capable of reducing SOx emissions to a maximum of 0.1% in accordance with the requirements of this Agreement and the requirements of MARPOL and VGP as at the date of this Agreement and as contemplated by the stricter regulations to be enforced as of 1 January 2020.

i.
It has obtained all national and governmental approvals, authorisations and licenses, including (without limitation) export licenses, which are required from time to time to perform all of the Services and deliver the System in accordance with this Agreement.

j.
None of the software developed and provided for the System shall be subject to ongoing or future usage fees or otherwise, and that none of the software has the ability to be locked remotely so as to render it unusable or inaccessible to or by the Buyer.

k. By the provision of the Services and the System and/or the subsequent use of such System by the Buyer no patents or other Intellectual Property or industrial or design rights of third parties will be infringed.

l.
The Seller has no outstanding and overdue invoices payable to PowerChina or any other party, except for invoices which are being contested in good faith in appropriate proceedings. The Seller shall promptly notify the Buyer of any outstanding and overdue invoices.

11.2 The Buyer represents and warrants to the Seller, as at the date of this Agreement and on a continuing basis throughout the term of this Agreement, that:

a.
the Buyer is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has adequate power to enter into and perform this Agreement;

b. the Buyer has all requisite permissions from the owner of the Vessel;

c.
the entering into, execution and performance of this Agreement by the Buyer does not and will not conflict with, violate, result in a breach of, or (where applicable) result in default under the provisions of any law, regulation, agreement, document, indenture, order, writ, injunction, decree, determination or award of any court, or any governmental department, board, commission, tribunal, agency, or instrument to which the Buyer or the Vessel is subject;

d.
the Buyer is not insolvent nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Buyer has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Buyer, or any of its property or assets and no execution or distress has been levied upon any of the property or assets of the Buyer.;

e.
this Agreement has been duly authorized, executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms;

f.
without limiting the generality of the foregoing, the Buyer has obtained confirmation from the engine manufacturer for each of the Vessels that up to 8” WC of back pressure resulting from Installation and the operation of the System will not cause damage to the Vessel’s engine or any of its systems, including without limitation the exhaust system;

g. the Vessel is insured in accordance with this Agreement; and

h.
all applicable consents licences approvals authorisations or declarations of the governmental authorities or agencies required to make this Agreement legal, valid and enforceable have been obtained and are in full force and effect.

11.3 The Buyer hereby acknowledges and accepts that the Hybrid-ready system is designed to comply with the current requirements of the Regulations, VGP, the MEPC Guidelines and the Regulatory Authorities, as these are in force at the date of this Agreement. The Buyer further acknowledges that the future entry into force of certain legislative changes may require certain vessels to install a closed loop system in order to be compliant with the MEPC Guidelines and the Regulations. By choosing to purchase a Hybrid-ready system, the Buyer agrees to solely bear the risk of such Hybrid-ready system becoming non-compliant with the Regulations, MEPC Guidelines and requirements of the Regulatory Authorities. and the Seller shall not be responsible for the cost of upgrading such System to a closed loop system. The Seller shall under no circumstances be liable for any direct, indirect or consequential loss, damage or expense arising out of or in connection with any actual or contemplated changes in the Regulations.

11.4 The Seller agrees to procure that PGT will issue the PGT Guarantee on the date of this Agreement.

11.5 The Buyer shall, in respect of the Vessel, promptly discharge all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel and, forthwith upon receiving notice of the arrest of the Vessel, or of its detention in exercise or purported exercised of any lien or claim, the Buyer shall procure its release by providing bail or otherwise as the circumstances may require provided that, in relation to a claim which is being contested in good faith by appropriate proceedings, promptly instructed and diligently pursued and where appropriate reserves have been established to the satisfaction of the Seller, the Buyer shall have a period of sixty (60) days from the occurrence of such an event in order to release the Vessel from such arrest.

12. Warranty of System and Services

12.1 The Seller shall and does hereby guarantee and warrant the System as set out in this Clause.

12.2 The Seller warrants the System on the Vessel against any and all defects, breakdowns or failures directly caused by negligent, faulty and/or defective design (excluding as agreed by the Buyer pursuant to the Equipment Design Drawings), workmanship or materials for a period of twenty-four (24) months after the date of Commissioning relating to the Vessel (the "Warranty Period"). In addition, the Seller also provides the Buyer with the PowerChina Warranty.

12.3 In case of any defect, breakdown, or failure of the System during the Warranty Period, entirely at its cost, the Seller shall as soon as practical send suitably qualified technicians to the location of the Vessel, provided the Vessel is at port or in a yard, as notified to the Seller by the Buyer, to carry out the necessary repair or replacement works. The Seller will make every reasonable effort to carry out the repair or replacement works in the shortest time and with as few visits as possible. However, the parties acknowledge that it may not be possible to complete a repair or replacement in one visit. If the Seller cannot send technicians promptly, the Seller shall pay the direct and proven costs for having the repair or replacement carried out by a reputable third- party contractor, subject to prior written approval of the Buyer, which approval is not to be delayed or withheld unreasonably. The Seller shall not in any circumstances be responsible for towage, dockage, wharfage, port charges, the fees of agents at a port and/or any other expenses (whether similar or not in nature or type to the aforesaid items of expenditure, such as the costs of bunkers, gas freeing, work permission, transportation fees, immigration handling fees, etc.) incurred for the Buyer's getting and keeping the Vessel ready for such repairing or replacing.

12.4
The liability of the Seller provided for in this Clause 12 shall be limited to the repair of defects caused by defective materials, construction miscalculation and/or poor workmanship, or negligent, faulty and/or defective design (excluding as agreed by the Buyer pursuant to the Equipment Design Drawings), as above provided. The Seller shall not be obliged to repair, nor be liable for damage to the Vessel or any part of the equipment thereof, which after the Delivery Date, is caused other than by the defects of the nature specified in this Clause 12. The guarantees contained as hereinabove in this Clause 12 replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by law, customary, statutory or otherwise on the part of the Seller to the Buyer. For the avoidance of doubt, the responsibility and cost of Installation is that of the Buyer and the guarantee and warranty as set out in this Clause does not cover any defect, breakdown, or failure of the System and/or Services which do not arise out of the design, manufacture, sale and delivery of the System DAP Yard.

12.5 The Seller shall under no circumstances be liable for defects to the Vessel or System, or any part of equipment thereof, caused by perils of the sea or rivers, or navigation, or fire, or normal wear and tear or accidents at sea or elsewhere or by mismanagement, accident, negligence, wilful neglect, act or omission, alteration or addition on the part of the Buyer, its employees or agents on or doing work on the Vessel including the Vessel's officers, crew, and passengers. Likewise, the Seller shall not be liable for defects in a Vessel or any part of equipment thereof, that are due to repairs which were made by an entity other than the Seller, its subsidiaries, subcontractors, or their representatives, or authorized third-party contractors.

12.6 The Seller shall be under no obligation with respect to defects of whatsoever nature and howsoever caused discovered after the expiration of the Warranty Period.

12.7 Save as aforesaid, in no event shall the Seller be liable for any direct, indirect or economic loss or damage, consequential loss or expenses occasioned by or connected with any defect, nor for loss of time in operating the Vessel, loss of profit or earnings or demurrages, salvages and so on due to any defect or repairs caused by such defect, unless such losses are caused by the Seller’s negligence or wilful misconduct.

12.8 THE FOREGOING GUARANTEES AND WARRANTIES ARE IN LIEU OF ALL OTHER GUARANTEES AND WARRANTIES WHETHER ORAL, WRITTEN, EXPRESS, IMPLIED OR STATUTORY. IMPLIED WARRANTIES OF FITNESS AND MERCHANTABILITY SHALL NOT APPLY. THE SELLER'S OBLIGATIONS AND ANY REMEDIES THEREUNDER ARE SOLELY AND EXCLUSIVELY AS STATED HEREIN.

13. Delays

13.1	Subjects always to any permissible delays pursuant to Clause 20, in the event of a Delivery Delay, the Buyer shall be entitled to claim liquidated damages for the delay as follows:

The liquidated damages shall be 1% of the Purchase Price per week of delay for the first four (4) weeks of late delivery and 1.5% of the Purchase Price per week of delay beyond the first four (4) weeks. The Sellers cumulative liability for liquidated damages for a Delivery Delay shall be limited to 10% of the Purchase Price.

13.2
If the Buyer has become entitled to be paid the maximum amount of liquidated damages for a Delivery Delay in accordance with Clause 13.1, the Buyers may demand delivery within a final reasonable period, which shall not be less than one (1) week. If the Seller then fails to deliver the System within such final period, then the Buyer may terminate this Agreement in accordance with Clause 14.

13.3 Subjects always to any permissible delays pursuant to Clause 20, in the event of a Supervision Delay, the
Buyer shall be entitled to claim liquidated damages for the delay as follows:

The liquidated damages shall be 0.1% of the Purchase Price per day of delay. The Sellers cumulative liability for liquidated damages for a Supervision Delay shall be limited to 3% of the Purchase Price.

13.4 If the Buyer has become entitled to be paid the maximum amount of liquidated damages for a Supervision
Delay in accordance with Clause 13.3, the Buyer may terminate this Agreement.

14. Termination

14.1	The Buyer shall be entitled to terminate this Agreement by notice in writing to the Seller in the event that: (a) the Seller or PowerChina is deemed insolvent pursuant to Clause 14.3; and/or
(b) pursuant to Clause 13.2 or Clause 13.4; and/or

(c) the Seller breaches any material term of this Agreement, which is incapable of remedy, or if capable of remedy remains un-remedied for five (5) Business Days following notice to remedy such breach; and/or

(d) any representation or warranty made by the Seller in this Agreement, or any report, notice or other writing furnished by the Seller or PowerChina in connection herewith proves to have been materially incorrect or misleading when made; and/or

(e) the Buyer becomes entitled to terminate the Framework Agreement pursuant to clause 7.1 (c) of the
Framework Agreement.
Upon the happening of any of the above events, the Buyer, in addition to any remedy provided by law or equity and subject to any applicable prohibition, limitation or condition, shall be:

(A) entitled to immediately terminate this Agreement; and/or

(B) entitled to recover any part of the Purchase Price paid to the Seller. The total compensation to the Buyer shall not exceed 100% of the Purchase Price.

14.2	The Seller shall be entitled to terminate this Agreement by notice in writing to the Buyer in the event that: (a) the Buyer is deemed insolvent pursuant to Clause 13.3; .
(b) the Buyer breaches a material term of this Agreement, which is incapable of remedy, or if capable of remedy remains un-remedied for five (5) Business Days following the notification by the Seller to the Buyer in writing of the occurrence of such breach;

(c) the Buyer fails to accept the System upon Delivery by the Seller in accordance with the provisions of this Agreement provided that the System is fully compliant with the Technical Specifications;

(d) any representation or warranty made by the Buyer in this Agreement, or any report, notice or other writing furnished by the Buyer to the Seller in connection therewith proves to have been materially incorrect or misleading at the time it was made; or

(e) any insurance placed or maintained pursuant to the terms of this Agreement shall lapse or be cancelled, and the Buyer does not remedy any such lapse or cancellation with three (3) Business Days of the lapse/cancellation.

Upon the happening of any of the above events, the Seller, shall be:

(A) entitled to immediately terminate this Agreement; and/or

(B) entitled to:

I. the immediate return of the System; or

II.
recover any unpaid part of the Purchase Price (and any interest due thereunder) together with any direct losses they may suffer, or liability to subcontractors they may incur, by reason of the termination.

14.3 The Seller, PowerChina or the Buyer shall be deemed insolvent (the Insolvent Party) if it:

(a) makes any voluntary arrangement with its creditors or becomes subject to an administration order or goes into liquidation (otherwise than for the purposes of amalgamation or reconstruction); or

(b) an encumbrancer takes possession of, or a receiver is appointed in respect of any of the Insolvent Party’s property or assets, excluding any arrest or detention of the Vessel which is released from arrest or detention within sixty (60) days of such arrest or detention; or

(c) has any insolvency or analogous proceedings commenced against it in any part of the world and such proceedings are not waived or lifted within twenty-eight (28) Business Days of commencement; or

(d) has an order made against it by any competent court or other judicial body to appoint a liquidator, receiver, administrator or similar manager over its assets, or for its restructuring, winding-up (actual or effective) or dissolution,

(e) a Party reasonably apprehends that any of the events mentioned in (a) to (d) above is about to occur in relation to the Insolvent Party and, after notification to the Insolvent Party, is not reasonably satisfied as to its continuing creditworthiness and/or is not provided with suitable guarantees.

14.4 Termination of this Agreement shall not affect any existing rights or liabilities of the Parties which have accrued as at the date of such termination.

14.5 If, at any time, a Party becomes aware that the other Party is subject to any sanction or prohibition imposed by any state, supranational or international governmental organisation, and in their reasonable judgment such sanction or prohibition will expose that Party to any form of censure or liability, then the non-offending Party may terminate this Agreement by written notice to the offending-Party.

15. Transfer Upon Sale

The Seller agrees that the Buyer may sell the Vessel at any time, and the Seller agrees that the Buyer may freely assign or novate this Agreement to any purchaser of the Vessel (the identity of the purchaser to be subject to the consent of the Seller in its sole discretion, it being understood that any subsidiary or affiliate of Scorpio Tankers Inc. or Scorpio Bulkers Inc. shall be acceptable to the Seller), provided that, if the Vessel is sold with any part of the Purchase Price remaining unpaid, the Seller is provided with a payment guarantee in a form acceptable to it with respect to the payment obligations of such purchaser.

16. Notices

16.1 All notices, requests, certificates, demands and other communications made under the terms of this Agreement shall be given in writing. Unless expressly stated otherwise in this Agreement, any such notices, requests, certificates, demands and other communications may be given either by (i) courier service delivery or (ii) sent by e-mail transmission to:

Buyer:

c/o Scorpio Tankers Inc. Le Millenium
9 boulevard Charles III
MC 98000
Monaco

Email: Drydocking.SSM@scorpiogroup.net
Cc: legal@scorpiogroup.net

Seller:

Pacific Green Marine Technologies Inc.
5205 Prospect Road
San Jose California 95129 USA Attention: Scott Poulter

Email: sfpoulter@pacificgreen.tv

or such other address as either Party may specify from time to time by written notice to the other.

16.2 Notices and documents delivered by courier service shall be deemed served following actual receipt by the other Party. Notices and documents sent by e-mail transmission shall be deemed served when transmitted, against proof of dispatch.

17. Liabilities

17.1

(a) Any sea trials or movements of the Vessel or acts of the Yard (other than those acts directly caused by the intervention, act or omission of the Seller) shall be at the Buyer's sole risk and responsibility, and the Seller shall not be under any liability whatsoever to the Buyer for any loss, damage or expense resulting from such sea trials or movements or acts of the Yard, unless caused by the negligence, gross negligence or wilful default of the Seller.

(b) In no circumstances shall either Party’s liability to the other Party include any sum in respect of loss of hire, profit, use or business, or any similar direct, indirect or consequential loss, damage or expense arising out of or in connection with this Agreement.

(c) The Seller shall not be obliged to repair, nor be liable for damage to the Vessel or any part of the equipment thereof, except for (a) the System pursuant to any warranty provided by the Seller or PowerChina, and (b) in relation to any letters of indemnity entered into by the Seller’s representatives prior to embarkation subject to reasonable advance opportunity for review and consent to the terms of same by the Seller.

17.2 Each Party accepts responsibility and liability for the death or personal injury of its own personnel and the personnel of those entities for whom they are responsible under this Agreement, irrespective of the cause of death or personal injury, and whether or not caused by the negligence or gross negligence of the other Party, or those entities for whom other Party are responsible under this Agreement. Each Party further agrees to indemnify and hold harmless the other Party, as regards both liability and legal costs, in the event that the aforesaid personnel or their dependants pursue claims for death or personal injury against the other Party who is not responsible for them under this Agreement.

17.3 Each Party agrees to indemnify the other Party against all claims made against the other Party by third parties (being those individuals and entities for whom neither Party is responsible under this Agreement) in any way related to this Agreement, where such claims are caused by, or to the extent that they are contributed to by the indemnifying party's negligence, gross negligence or wilful default. The indemnifying Party shall bear the expense of investigations and defences of all claims against which the other Party is indemnified under paragraph (a) above and all lawsuits arising therefrom including the legal costs of the indemnified Party.

17.4 The limitations on each Party’s liability herein shall also apply to the liability of those for whom that Party is responsible under this Agreement. Each Party further agrees that it will not, directly or indirectly, circumvent the aforesaid limitations and allocation of responsibility by taking legal proceedings against the employees, servants or agents of the other Party, and to this extent each Party shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all such persons.

17.5 Nothing herein contained shall affect any right that the Parties may have to limit their liability under any statutory enactment for the time being in force.

18. Intellectual Property

18.1 The provisions of this Clause 18 shall survive the performance or termination of this Agreement for any reason whatsoever.

18.2 The Buyer acknowledges that ownership and title to all Intellectual Property related to the System shall remain vested in the Seller. The Buyer shall not use any of the Intellectual Property except for the purposes of operating and maintaining the System. The Seller hereby grants the Buyer a worldwide, royalty-free, fully-paid, non- exclusive, freely-transferrable license to use the Intellectual Property for the purposes of operating and maintaining the System. The Buyer and each Purchaser shall be entitled to sell or charter the Vessel with the System installed, and the Purchaser shall be permitted to assign or transfer the license granted hereby to any such purchaser or charterer.The Buyer shall be entitled to sell or charter the Vessel with the System installed. The Buyer shall at the reasonable request and at the sole expense of the Seller take all such steps as the Seller may reasonably require to assist the Seller in maintaining the validity and enforceability of any Intellectual Property and shall enter into such formal licences as Seller may reasonably request for this purpose. The Buyer shall not represent that it has any title in or right of ownership to any Intellectual Property in the System, or do or suffer to be done any act or thing which may in any way impair the rights of Seller in any of the Intellectual Property or bring into question the validity of its registration of or interests in same. The Buyer shall promptly and fully notify the Seller of any actual infringement of any of the Intellectual Property referred to herein and the patents which come to the Buyer’s notice.

19. Confidentiality

19.1 Confidential Information shall be held in the strictest confidence and not disclosed to any third party unless the disclosure of all or any part of the Confidential Information is required by any applicable law or regulation including any stock exchange rules or permitted by a specific agreement in writing signed by the Buyer and the Seller. The Parties agree to and shall exercise all necessary precautions to prevent the unauthorised disclosure of all or any part of the Confidential Information by their directors, employees, servants, agents, suppliers, or consultants.

19.2 The Parties may only use Confidential Information given to or obtained by it in the course of performing their obligations pursuant to this Agreement and may not pass the same on to third parties, save that they shall be permitted to disclose such Confidential Information, as strictly necessary, to their sub-contractors, suppliers, professional advisers or current or potential lenders and financiers, but only on a strictly “need to know” basis and on the basis that such persons maintain confidentiality to the same standard as set out in this Clause 19.

19.3 The Buyer and the Seller hereby agree that at all times, whether during or after the provision of the Services and the System, Confidential Information shall include the terms of this Agreement or ancillary contracts, the existence of the Agreement itself, the contract price, design, specifications, plans, drawings, technical information, or any data or other information whatsoever relating to the Buyer (or any persons or entities associated therewith) or a vessel nominated by the Buyer.

19.4 Save for the regulatory requirements of the SEC and any stock exchange rules and any other audit, legal or regulatory requirement, neither Party may publicise the terms of this Agreement without the prior written consent of the other Party.

19.5 The provisions of this Clause 19 shall survive the performance or termination of this Agreement for any reason whatsoever.

20. Force Majeure

Neither Buyer nor Seller shall be responsible for delay or failure to perform hereunder if the reason for such arises from: acts of God(s), fire, explosion, earthquakes, tidal waves, tsunami, floods, typhoons, hurricanes or other named storms and severe weather conditions, which could not have been expected to occur in the relevant location; fire, unless it is caused by the actual fault or privity of a Party; perils, dangers and accidents of the sea or other navigable waters; act of war, blockade, acts of terrorism, revolution, insurrection; act of public enemies, assailing thieves or pirates, civil commotion, riots or sabotage; seizure under legal process; quarantine restrictions; strikes, lockouts, stoppage or restraint of labour from whatever cause. In the event of a force majeure event which impacts performance under this Agreement, the affected Party must promptly notify the other Party in writing of the occurrence of such event and the steps being taken to mitigate its impact. In no event shall a force majeure event or events excuse a delay or failure to perform under this Agreement for more than an aggregate of ninety (90) days.

21. Law & Jurisdiction

21.1 Any and all disputes or claims arising out of and/or related to this Agreement, its performance, breach, or interpretation thereof (including issues about its validity or enforceability) or otherwise arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

21.2 Any and all disputes or claims arising out of and/or related to this Agreement, its performance, breach, or interpretation thereof (including issues about its validity or enforceability) or otherwise arising out of or in connection with its subject matter or formation (including non- contractual disputes or claims) shall be brought before a three-member arbitration tribunal in London. The arbitration shall be conducted in English and governed by LMAA terms (which are current at the time that the party bringing the claim serves notice of arbitration on the other party).

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

21.3 Without prejudice to any other mode of service allowed under any relevant law:

(a) the Seller irrevocably appoints Campbell Johnston Clark of 59 Mansell Street, London E1 8AN, England (or otherwise at their registered address from time to time); and

(b) the Buyer irrevocably appoints Scorpio UK Limited of 10 Lower Grosvenor Pl, Westminster, London
SW1W 0EN (or otherwise at their registered address from time to time),

as their agent for service of process in relation to any proceedings before the English courts in connection with this Agreement. If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Party (as the case may be) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the other Party.

22. Miscellaneous

22.1 Time is and shall be in all respects of the essence of this Agreement.

22.2 Neither Party may assign this Agreement or assign, pledge, sell, transfer or otherwise deal with any of its obligations or rights hereunder without the express prior written consent of the other Party.

22.3 This Agreement contains the entire understanding of the Parties in relation to the subject matter hereto and supersedes any and all understandings or agreements, whether written or oral, prior to the execution hereof.

22.4 Nothing contained in this Agreement shall be deemed to create any relationship of agency, partnership or joint venture between the parties. A waiver by either party of a breach of any term or condition of this Agreement shall be in writing, and shall not be deemed as continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

22.5 If any Clause or provision of this agreement is or would be invalid, illegal or unenforceable, in whole or in part, under applicable law, said Clause or provision shall be deemed severed, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected thereby and shall remain operative and in full force and effect.

22.6 This Agreement may be executed in counterparts, all of which shall together constitute one agreement.
Signatures in facsimile form and scanned executed copies sent via electronic mail shall be considered original signatures.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the date first above written.

EXECUTED in the presence of: )
)
) PACIFIC GREEN MARINE TECHNOLOGIES INC.
Name )
)
) Per:      Address ) Scott Poulter, Executive Director
)
) Occupation )

EXECUTED in the presence of: )
)
) [SCORPIO ENTITY TBC]
Name )
)
) Per:      Address ) Name: , Director
)
) Occupation )
Schedule 1

Financial Guarantee

(appended)
Schedule 2

In respect of an Agreement entered into between Pacific Green Marine Technologies Inc. (“PGMT”) and [ ] (“Scorpio”) on [ ] (the “Agreement”) to supply the ENVI-Marine™ exhaust gas cleaning system (the “System”) to certain vessels owned or managed directly or indirectly by Scorpio, PowerChina SPEM Company Limited (“PowerChina”) as manufacturer of the System hereby irrevocably and unconditionally warrants and covenants to PGMT and Scorpio jointly and severally that:

(a) all raw materials (the “Materials”) used or to be used by PowerChina in the manufacturing, engineering and fabrication of the System (the “Equipment") will be of merchantable quality;

(b) all Equipment delivered by PowerChina to PGMT will be delivered free from encumbrances;

(c) the manufacture of the Equipment will be undertaken by PowerChina with due care and skill as required for
Equipment of this nature;

(d) with respect to the fabrication of the Equipment, all Materials will have a 24-month manufacturing warranty after Commissioning;

(e) with respect to the pumps, wiring, piping, gauges and accessories, the Equipment will have a 24-month manufacturing warranty after Commissioning;

(f)
Scorpio shall use best endeavours to make the Vessel available for PGMT’s personnel to board at the earliest stage practicable for Scorpio for any warranty work to commence following notification to PGMT of any potential issue without materially affecting the commercial employment of the Vessel;

(g) PowerChina will undertake the manufacture of the System and its work will be undertaken with due care and skill as required for Equipment of this nature;

(h) should PGMT be in default of its obligations under the terms of the Agreement in respect of the System or PGMT become insolvent, PowerChina hereby acknowledges that the obligations and rights of these warranties, obligations and covenants to PGMT shall (as far as it is practicably able to do so) be transferred to Scorpio for its absolute benefit save that PowerChina shall not be responsible at any time for any repairs or failures that are the result of:

1. any unauthorized alteration or modification of the Vessel, the Equipment or any component thereof;
2. any defect arising from ordinary wear and tear and/or lack of maintenance;
3. damage arising outside of ordinary usage or damage arising from conditions of heavy weather; and

4.	any misuse, negligent use or use without normal maintenance or operation of the Equipment contrary to instructions furnished by PGMT and/or PowerChina.

PowerChina shall under no circumstances be liable for defects in the Vessel, or any part of equipment thereof, caused by perils of the sea or rivers, or navigation, or fire, or normal wear and tear, or accidents at sea or elsewhere or by mismanagement, accident, negligence, wilful neglect, alteration or addition on the part of Scorpio, its employees or agents on or doing work on the Vessel including the Vessel's officers, crew, and passengers. Likewise, PowerChina shall not be liable for defects in the Vessel or any part of equipment thereof, that are due to repairs which were made by other than PGMT or PowerChina, its subsidiaries, subcontractors, or their representatives or authorized third-party contractors.

PowerChina shall be under no obligation with respect to defects of whatsoever nature and howsoever caused discovered after the expiration of the Warranty Period.

Save as aforesaid, in no event shall PowerChina be liable for any direct, indirect or economic loss or damage, consequential loss or expenses occasioned by or connected with any defect, nor for loss of time in operating the
Vessel, loss of profit or earnings or demurrages, salvages and so on due to any defect or repairs caused by such defect.

THE FOREGOING GUARANTEES AND WARRANTIES ARE IN LIEU OF ALL OTHER GUARANTEES AND WARRANTIES WHETHER ORAL, WRITTEN, EXPRESS, IMPLIED OR STATUTORY. IMPLIED WARRANTIES OF FITNESS AND MERCHANTABILITY SHALL NOT APPLY. POWERCHINA'S OBLIGATIONS AND ANY REMEDIES THEREUNDER ARE SOLELY AND EXCLUSIVELY AS STATED HEREIN.

All words and expressions defined in the Agreement shall have the same meaning when used herein. SIGNED

--------------------------------------------- PowerChina SPEM Company Limited Director
Schedule 3

Technical Specifications
Schedule 4

Scope of Supply
Schedule 5

PGT Guarantee
Schedule 6
Pricing Curve
Schedule 7
Certificate of Delivery and Acceptance

THE UNDERSIGNED, , on behalf of [SCORPIO ENTITY TBC], as Buyer under a Purchase Agreement dated , 2018 (the “Agreement”) hereby attest that the System was delivered by Pacific Green Technologies Inc., as the Seller under the Agreement and was accepted by the Buyer at hours this day

of , year

DAP
Yard pursuant to the terms of the Agreement . The Buyer acknowledges that the System has been delivered by the Seller fully compliant with the Technical Specifications and in accordance with the terms and conditions of the Agreement and the Buyer hereby accepts delivery of the System.

[SCORPIO ENTITY TBC]

per: Its Authorized Signatory

Schedule 8
Named Perils

• Fire
• Explosion
• Flood
• Rain water
• Earthquake
• Lightning
• Theft by forcible entry
• Malicious damage / vandalism
• Riots or civil disturbances

•	All other risks of physical loss or damage to the System prior to full payment of the Purchase Price in accordance with this Agreement

Schedule 4A The ࿽019 Vessels (appended)

Scorpio Entity	Vessel Name	Country of Incorporation	Registered Office	Nominated Delivery Date
SBI Leo Shipping Company Limited	SBI LEO	Marshall Islands	Trust Company Complex	01‐Aug‐19
SBI Bravo Shipping Company Limited	SBI BRAVO	Marshall Islands	Trust Company Complex	01‐Jul‐19
SBI Antares Shipping Company Limited	SBI ANTARES	Marshall Islands	Trust Company Complex	01‐Jul‐19
SBI Tethys Shipping Company Limited	SBI TETHYS	Marshall Islands	Trust Company Complex	01‐Aug‐19
SBI Athena Shipping Company Limited	SBI ATHENA	Marshall Islands	Trust Company Complex	01‐Jul‐19
SBI Phoebe Shipping Company Limited	SBI PHOEBE	Marshall Islands	Trust Company Complex	01‐Aug‐19
SBI Aries Shipping Company Limited	SBI ARIES	Marshall Islands	Trust Company Complex	01‐Aug‐19
SBI Gemini Shipping Company Limited	SBI GEMINI	Marshall Islands	Trust Company Complex	01‐Sep‐19
SBI Puma Shipping Company Limited	SBI PUMA	Marshall Islands	Trust Company Complex	01‐Jun‐19
SBI Jaguar Shipping Company Limited	SBI JAGUAR	Marshall Islands	Trust Company Complex	01‐Jul‐19
SBI Macarena Shipping Company Limited	SBI MACARENA	Marshall Islands	Trust Company Complex	01‐Sep‐19
SBI Swing Shipping Company Limited	SBI SWING	Marshall Islands	Trust Company Complex	01‐Apr‐19
SBI Jive Shipping Company Limited	SBI JIVE	Marshall Islands	Trust Company Complex	01‐Oct‐19
SBI Lynx Shipping Company Limited	SBI LYNX	Marshall Islands	Trust Company Complex	01‐Oct‐19
SBI Zumba Shipping Company Limited	SBI ZUMBA	Marshall Islands	Trust Company Complex	01‐Apr‐19
SBI Parapara Shipping Company Limited	SBI PARAPARA	Marshall Islands	Trust Company Complex	01‐Apr‐19
SBI Mazurka Shipping Company Limited	SBI MAZURKA	Marshall Islands	Trust Company Complex	01‐Sep‐19
SBI Samba Shipping Company Limited	SBI SAMBA	Marshall Islands	Trust Company Complex	01‐Jul‐19

Schedule 4B

The 2020 Initial Vessels

(appended)

Vessel Name	Country of Incorporation	Registered Office	Nominated Delivery Date
SBI Apollo	Marshall Islands	Trust Company Complex	01‐Dec‐19
SBI Echo	Marshall Islands	Trust Company Complex	01‐Jan‐20
SBI Libra	Marshall Islands	Trust Company Complex	01‐Jan‐20
SBI Lyra	Marshall Islands	Trust Company Complex	01‐Jan‐20
SBI Phoenix	Marshall Islands	Trust Company Complex	01‐Jan‐20
SBI Pisces	Marshall Islands	Trust Company Complex	01‐Dec‐19
SBI Poseidon	Marshall Islands	Trust Company Complex	01‐Dec‐19
SBI Samson	Marshall Islands	Trust Company Complex	01‐Jan‐20
SBI Taurus	Marshall Islands	Trust Company Complex	01‐Dec‐19
SBI Virgo	Marshall Islands	Trust Company Complex	01‐Jan‐20

Schedule 5

Scope of Supply

(appended)

Proposal

ENVI-Marine™ Exhaust Gas Cleaning System
Scope of Supply

Submitted to:

Scorpio Tankers Inc.
October 16, 201

PacificGreen
Marine

make the difference

Technologies I Marketing I Licensing

SCOPE OF SUPPLY

ENVI-Marine™ Exhaust Gas Cleaning System

Submitted to: Scorpio Tankers Inc.

Submitted by:

Pacific Green Marine Technologies Limited

In partnership with

PowerChina SPEM

Revision					Description
Rev #	By	Approved	Date	Ver.
1	TS	RD	15/Oct/2018	2.0	Scope of Supply
2	TS	RD	15/Oct/2018	2.0	Scope of Supply Updated
3	TS	RD	16/Oct/2018	2.0	Scope of Supply Updated, approved by Zoran @ Scorpio 16/Oct/2018

1 SCOPE OF SUPPLY

1.1 Open Mode System Equipment

The following table lists the major equipment and materials to be supplied by PGMT and OTHERS (notably the selected shipyard). Materials, services and equipment supplied by others is not included in the costing of this proposal. Installation of the equipment supplied by PGMT and others is also not included in the costing.

Open Mode Materials and Equipment		PGMT	OTHERS
1
Supply of any structural material such as structural sections, structural enclosures, decks, floors, drains, doors, cable and wire, piping and ducting, supports for cable, piping and ducting, ladders, stairways, catwalks and platforms, etc.
P
2	Bypass dampers, mechanically interlocked so that an exhaust path is always available	P
3	Ducting, including elbows, if necessary, from dampers to the Gas Quench and Conditioning (GQC) ducts		P
4	GQC ducts and inlet box for main engines, auxiliary engines and boilers, as applicable	P
5	Scrubber vessel, built-in turbulent heads, distribution nozzles, seawater supply manifold for distribution nozzles with flange connection, mist eliminator with wash system	P
6	Surge tank for de-aeration of the scrubber wash water and drain piping connection	P
7	Continuous emission monitoring system (CEMS) to monitor SO2 and CO2 concentrations	P
8	Supply of scrubber stack		Π
9	Sea chest materials, fabrication and installation, sea chest isolation valve, if required, and valves for seawater strainer		P
10	Sea water strainer	Π
11	Overboard discharge valves and ports		Π
12	Seawater pumps to provide the scrubber heads and quench area with water spray, variable frequency drives.	P
13	Supply and installation of all piping, piping supports and racks, and expansion joints		P
14	Control valves and isolation valves, wiring and pneumatic lines to valves		P

Open Mode Materials and Equipment (cont.)		PGMT	OTHERS
15	Electrical cables and wiring, instrument wiring, main circuit breakers to the power distribution panel, cable trays and supports		P
16	Lighting fixtures, switches, fire/smoke detectors, wiring and cable trays		P
17	Paint and insulation/cladding		Π
18	CO2 bottles and manifolds, connection hoses and valves		Π
19	Effluent monitoring system to analyze the open-mode effluent for pH, PAHs and turbidity	P
20	Sea water booster pump for mist eliminator rinsing, make-up and pipe flushing.	P
21	EGC system control instruments	Π
22	Control panel and PLC system, communications system	Π
23	Scrubber system power distribution panel from generator power feed	P
24	Human-machine interface (HMI) for operator monitoring of the scrubbing process	P
25	Spare parts – Critical spares	Π

Additional Equipment for a Hybrid-Ready Open Mode System		PGMT	OTHERS
1	Recirculation tank in place of scrubber surge tank	Π

2 ENGINEERING AND TECHNICAL SERVICES

The contract model for this project is to provide basic design and engineering, scrubber component procurement and supply and technical services for the ENVI-Marine™ EGC System and its associated equipment. PGMT will provide the following according to the specific terms of the scope, and as more specifically defined in the tables to follow:

• Basic engineering design
• Detailed engineering design
• Design and drawings for approval by Classification Society
• Technical support during construction and commissioning
• Control and automation of EGC System
• System approval by Classification Society, including sea trial

2.1 Basic Engineering

During basic engineering work all major design parameters, factors and key design issues influencing engineering design shall be identified. PGMT will develop a preliminary 3D model of the scrubber system, a preliminary specification and a conceptual document package for the Classification Society.

All operating conditions will be finalized. Safety parameters will be identified and provided in the design basis.

Upon the parties agreeing to the conceptual design and specifications presented in the Basic
Engineering package, PGMT will proceed with the detailed engineering of the system.

2.2 Detailed Engineering

PGMT will complete the 3D model and 2D detailed design of the integration of the scrubber system and associated equipment in accordance with the regulation and guidelines outlined by the IMO and Classification Society. Detailed production drawings of the scrubber, recirculation tank, dampers, gas quench ducting, gas quench inlets and spray header piping and electrical diagrams for new or modified systems will be completed.

The following table shows the design, engineering and technical services to be supplied by PGMT and others. Costing of services supplied by others is not included in the cost of this proposal. As stated before, installation of the EGC system is also not included in the costing of this proposal.

Open Mode Design, Engineering and Technical Services		PGMT	OTHERS
1	Project scope of work	Π
2	Project schedule to the commencement of installation	Π
3	3D Survey of vessel	Π
4	Process design criteria and process description	Π
5	Conceptual design, finalized PFDs and P&IDs	Π
6	Detailed design, 2D drawings and 3D model for the scrubber, and ducting from the bypass damper to the scrubber inlet	P
7	Equipment general arrangement and component drawings	Π
8	Finalized single-line diagrams (SLDs)	Π
9	Electrical equipment and power distribution component drawings	Π
10	Equipment datasheets and/or specifications for scrubber, seawater pumps, instruments, CEMS, and wash water monitoring system	P
11	Design of the EGC system enclosure and/or modifications, design of supporting structural steel, and material take-offs for structural steel	P
12	Control narrative	Π
13	System control shutdown keys	Π
14	Final engineering lists, including equipment list, piping line list, instrument list, valve list and load list	P
15	PLC programming	Π
16	Operation and maintenance manual	Π
17	Detailed hull drawings for the space where the scrubber vessel will be installed	P

Open Mode Design, Engineering and Technical Services (cont’d)		PGMT	OTHERS
18	Scrubber foundation and structural attachment and support to the funnel including scantling, welding details	P
19	Detailed drawings for the foundation of principal components	Π
20	Strength analysis for the scrubber body under both static and dynamic load due to ship’s movement	P
21	Specification of the sea chest capacity	Π
22	Design of the overboard discharge arrangement	Π
23	Enclosure structural design, material take-offs and drafting	Π
24	Site visits, if needed, by the shipyard to the ship as part of the installation process, installation sequence and planning		P
25	Installation supervision – excluding mobilization, accommodation and per diem costs	P
26	Update of fire control plan, lifesaving plan, capacity plan and ship general arrangement plan	P
27	Documentation detailing the weights and centers of gravity for the major components of the scrubber system	P
28	Load line, trim and stability analysis for the installed EGC system, if required	P
29	Loading trim and stability software update and approval, if required		Π
30	Material take-off list for piping systems for the sea water pump lines and overboard discharge	P
31	Design of routing for piping and piping support placement	Π
32	Design and layout of electrical cables and cable trays	Π
33	Design and layout of drainage systems	Π
34	Installation permitting (if required)		Π
35	Commissioning plan and checklists	Π
36	Equipment and instrument pre-commissioning test plan	Π
37	Commissioning work for EGC system, including sea trial	Π

Additional Design, Engineering and Technical Services for Open Mode Hybrid Ready System		PGMT	OTHERS
1	Design of hydrocyclone systems and pump modules	Π
2	Allocation of space and layout of hydrocyclone systems and pump modules	P
3	Design of caustic reagent tank, overflow tank and pump modules	Π

Pacific Green Technologies Marine Limited

Additional Design, Engineering and Technical Services for Open Mode Hybrid Ready System (cont’d)		PGMT	OTHERS
4	Allocation of space and layout of caustic reagent tank, overflow tank and pump modules	P
5	Specification for the recirculated wash water heat exchanger and pump	P
6	Allocation of space and layout for the recirculated wash water heat exchanger and pump	P
7	Specification for the fresh water booster pump for mist eliminator rinsing	P
8	Allocation of space and layout for the fresh water booster pump for mist eliminator rinsing	P
9	Specification for the sludge pump for removal of stored sludge to on-shore disposal	P
10	Allocation of space and layout for the sludge pump for removal of stored sludge to on-shore disposal	P
11	Specification for the treated bleed water pump	Π
12	Allocation of space and layout for the treated bleed water pump	Π
13	Design of the additional power distribution panel	Π
14	Allocation of space and layout for the additional power distribution panel	P

.3 Classification Society Documentation

The following table outlines the responsibilities for the provision of documentation to the classification society. All classification society fees for design review, inspections and approvals for Scrubber are the responsibility of PGMT and all the other fees related to installation drawings approval are owner/shipyard responsibility.

Classification Society Documentation		PGMT	OTHERS
1	Hull structural arrangement and reinforcement drawings and integration with vessel system
a	Detailed hull drawings for the space where the scrubber vessel will be installed	P
b	Scrubber foundation, enclosure and attachment to the funnel structure including scantling, welding details	P
c	Detailed drawings for the foundation of principal components	Π
d	Strength analysis for the scrubber foundation and supporting structures under both static and dynamic load due to ship’s movement	P

Pacific Green Technologies Marine Limited

Classification Society Documentation (cont’d)		PGMT	OTHERS
e	Specification of the sea chest capacity and overboard discharge arrangements	P
f	Detailed design of interconnecting piping from sea chest to sea water pumps, scrubber, discharge water system and connection of cooling water to overboard discharge	P
g	Material specifications for major structures, weld procedures	Π
H	Documentation detailing the weights and centers of gravity for the major components of the scrubber system	P
i	Load line, trim and stability analysis for the installed EGC system, if required	P
j	Recommended materials suitable for marine service for both exterior and interior equipment, including piping, fittings and valves	P
2	EGC system configuration and scrubber vessel integration
a	Documentation detailing the EGC system and fuel oil combustion units (FOCU) specifications	P
b	Analyses demonstrating compatibility of the scrubber with the FOCUs	Π
c	Details of all electrical equipment installed for the EGC system including computer-based systems	P
d	Material specifications for the scrubber unit, pumps, valves, storage/process tanks, piping, distribution systems, and associated components	P
e
Descriptions and schematic diagrams for the control and monitoring systems, including set points for abnormal conditions and details of the location and position at which exhaust emission monitoring and wash water monitoring are to be located
P
f	Failure modes and effects analysis (FMEA) to determine possible failures and their effects in the safe operation of the EGC system	P
g	Electrical load analysis	Π
h	Emergency shutdown arrangement	Π
i	Documentation detailing the redundancy configuration	Π
j	Operating and maintenance instruction manuals, including MSDS sheets and details for handling of hazardous and non-hazardous chemicals used in the EGC system	P
k	Testing procedures during installation and commissioning trials	Π
3	Exhaust gas system
a	Details of exhaust gas piping system, including bypass damper arrangement and associated components, materials, design pressures, temperatures, insulation and isolation	P

Pacific Green Technologies Marine Limited

Classification Society Documentation (cont’d)		PGMT	OTHERS
4	Drainage System
a	Arrangement of drainage piping system and associated components and materials	P

Pacific Green Technologies Marine Limited

Appendix 1

2019 Pricing Curve

(appended)

Customer Document Number Pricing date
Pricing validity Equipment Lead time System type Incoterms
Pricing Effective

Scorpio Tankers Inc.
PGMT-SCO-2019-4S-Rev.1
23-Oct-18
31-Dec-19
7 months from confirmation of order
Open Hybrid Ready (OHR)
DAP Yard
Projects delivered in the year 2019

Exhaust Gas Flow Rate	Price
+
50,000	$1,500,650
60,000	$1,535,250
70,000	$1,570,300

80,000	$1,606,400
90,000	$1,640,000
100,000	$1,675,500
110,000	$1,711,150
120,000	$1,746,800

130,000	$1,790,300
140,000	$1,818,000
150,000	$1,853,500

Appendix II

2020 Pricing Curve

(appended)

Customer Document Number Pricing date
Pricing validity Equipment Lead time System type Incoterms
Pricing Effective

Scorpio Tankers Inc.
PGMT-SCO-2020-4S-Rev. 1
17-Oct-18
31-Dec-20
8 months from confirmation of order
Open Hybrid Ready (OHR)
DAP Yard
Projects delivered in the year 2020

Exhaust Gas Flow Rate	Price
+
50,000	$1,422,800
60,000	$1,440,400
70,000	$1,457,700
80,000	$1,474,800

90,000	$1,490,000
100,000	$1,534,200
110,000	$1,577,600
120,000	$1,621,800
130,000	$1,652,000

140,000	$1,697,300
150,000	$1,727,800